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                                                                      Exhibit 2

                                     EBS/CFS

                                        /


                        MCCORMICK & COMPANY, INCORPORATED

                            STOCK PURCHASE AGREEMENT

                                     DUCROS

                                      SODIS

                                  July 12, 2000


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                            STOCK PURCHASE AGREEMENT

BETWEEN

ERIDANIA BEGHIN-SAY, a French joint-stock company with a share capital of [EURO] 259,834,460, having its registered office at rue Beghin 59239, Thumeries, registered with the Registry of Commerce and Companies of Lille under the number B 456 500 784,

Represented by Mr. Stefano Meloni, its CEO,

Hereinafter "EBS"

COMPAGNIE FRANCAISE DE SUCRERIE - CFS, a French joint-stock company with a share capital of FRF 1,871,590, having its registered office at rue Beghin 59239, Thumeries, registered with the Registry of Commerce and Companies of Lille under the number B 383 806 023,

Represented by Mr. Adrian Steed, duly empowered for this purpose,

Hereinafter "CFS"

Hereinafter collectively referred to as "THE SELLERS",

Acting jointly and severally

                                                                ON THE ONE HAND

AND

MCCORMICK & COMPANY, INCORPORATED, a company organized and existing under the laws of the State of Maryland (United States of America), having its registered office at 18 Loveton Circle, Sparks, MD 21152-6000 (USA), or any company that McCormick & Company, Incorporated may substitute for itself, and in which it holds a direct or indirect equity stake equal to 100%, and whom McCormick & Company, Incorporated guarantees, jointly and severally,

Represented by Mr. Robert J.Lawless, Chairman, President and Chief Executive Officer and Mr. Gordon M. Stetz Jr., Vice President - Acquisitions & Financial Planning,

Hereinafter referred to as "THE BUYER",

                                                              ON THE OTHER HAND


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                                   WITNESSETH:

1 - CFS, whose sole shareholder is EBS, is a holding company which holds shares representing 99.99% of the capital of the company Ducros, a French joint-stock company ("SOCIETE ANONYME") with a share capital of FRF 103,831,488, divided into 2,884,208 shares with a par value of FRF 36, having its registered office at Z.I. Carpensud, 84200 Carpentras, registered with the Registry of Commerce and Companies of Carpentras under the number B 622 980 027 ("Ducros").

       Ducros is currently involved in the import, export, production, packaging and marketing activities of peppers, herbs and spices.

       Ducros holds equity interests in a number of different companies, which it may or may not Control and which are primarily involved either in the same field as Ducros or else in the manufacturing and marketing of Dessert Aids. Details of these equity interests, are given in EXHIBIT 1(a). for the percentage stake in the company capital given in EXHIBIT 1(a).

2 - EBS for its part holds 99.99% of the capital of the company Sodis, a French simplified joint-stock company ("societe par actions simplifiee") with a share capital of FRF 300,000 divided into 3,000 shares with a par value of FRF 100, having its registered office at Quartier de la Tapy, 84170 Monteux, registered with the Registry of Commerce and Companies of Carpentras under the number B 329 926 471 ("Sodis").

       Sodis is a holding company whose Subsidiaries are involved in rack jobbing in supermarkets and hypermarkets and the running of a warehouse situated at Gennevilliers.

       The list of Sodis Subsidiaries is set forth in EXHIBIT 1(b) for the percentage stake in the company capital given in EXHIBIT 1(b).

The Sellers have declared their intention to transfer the shares and the Buyer has decided to purchase the shares representing the capital of Ducros and Sodis under the terms and conditions set out in this Agreement.

WHEREBY IT IS AGREED AS FOLLOWS

ARTICLE 1 - DEFINITIONS

Unless defined otherwise in the present Contract, the terms set out herein below, where these terms appear in the text with an initial capital, shall have the following meanings:


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"1999 PROFORMA CONSOLIDATED             Shall mean the proforma consolidated
BALANCE SHEET FOR THE DUCROS GROUP"     balance sheet and the statutory
                                        auditor's opinion report for the Ducros
                                        Group as at December 31, 1999, as
                                        contained in APPENDIX 1(d)(1) hereto,
                                        prepared on the basis of the
                                        consolidated balance sheet as contained
                                        in the 1999 Consolidated Accounts for
                                        the Ducros Group and as completed by the balance sheets for Malile and Semap as at December 31, 1999, and after taking into account the necessary accounting entries for the purposes of consolidation (ECRITURES DE
                                        CONSOLIDATION), all prepared in
                                        accordance with French GAAP.

"1999 CONSOLIDATED ACCOUNTS             Shall mean the consolidated accounts for
THE DUCROS GROUP"                       the Ducros for Group as at December 31,
                                        1999, prepared in accordance with French
                                        GAAP, and the statutory auditor's
                                        certification report both contained in
                                        APPENDIX 1(e) hereto.

"1999 CONSOLIDATED ACCOUNTS FOR         Shall mean the consolidated accounts the
FOR THE SODIS GROUP"                    Sodis Group as at December 31, 1999,
                                        prepared in accordance with French GAAP, and the statutory auditor's certification report as contained in
                                        APPENDIX 1(f) hereto.

"ACCOUNTING FIRM"                       Shall mean the accounting firm (CABINET
                                        D'EXPERT COMPTABLE) Arthur Andersen or,
                                        if this firm is not available, any other accounting firm appointed in accordance with the provisions of Article 3.4 (3.3 in French version).

"CLOSING DATE CONSOLIDATED              Shall mean the consolidated balance
BALANCE SHEET FOR THE DUCROS GROUP"     sheet for the Ducros Group, at the
                                        Closing Date, all prepared in accordance with French GAAP.

"CLOSING DATE CONSOLIDATED              Shall mean the consolidated balance
BALANCE SHEET FOR THE SODIS GROUP"      sheet for the Sodis Group as at the
                                        Closing Date, all prepared in accordance with French GAAP.


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"EBIT"                                  Shall mean the amount of the
                                        consolidated net income ("RESULTAT NET
                                        PART DU GROUPE") for the group formed by the Ducros Group and the Sodis Group plus the net result of the financial products and expenses, corporate income tax and the exceptional item relating to Dessert Products International and indicated as FRF 24.300.000 for the year 2000, less 49% of the net amount of interest expense of Dessert Products International, 49% of the corporate income tax for Dessert Products International and 49% of the exceptional item relating to Dessert Products International as above. This definition is illustrated by an example given in APPENDIX 1(c)(1).

"PROJECTED EBIT"                        Shall mean the aggregate projected EBIT,
                                        from one month to the next, in respect
                                        of fiscal year 2000, as contained in
                                        APPENDIX 1(c)(2) hereto, for the group
                                        formed by the Ducros Group and the Sodis
                                        Group calculated without taking into
                                        account the exceptional charges related
                                        to Dessert Products International and
                                        indicated as FRF 24,300,000 for the year
                                        2000. The calculation of the period of
                                        Projected EBIT will be from January 1,
                                        2000 up to and including the Closing
                                        Date. If the Closing Date does not fall
                                        on an accounting month end, then the
                                        amounts for the period between the end
                                        of the previous month and the Closing
                                        Date will be calculated by a simple
                                        extrapolation prorata temporis of
                                        figures for the month during which the
                                        Closing Date falls.

"ACTUAL EBIT"                           Shall mean the consolidated EBIT for the
                                        group formed by the Ducros Group and the Sodis Group, for the period between January 1, 2000 up to and including the Closing Date, calculated without taking into account either (i) the exceptional charges related to Desert Products
                                        International indicated as FRF
                                        24,300,000 for the year 2000, or (ii)
                                        any one off items of a non recurring
                                        nature which should have resulted in an
                                        adjustment under French GAAP in the (i)
                                        1999 Consolidated Accounts for the
                                        Ducros Group or (ii) in the 1999
                                        Consolidated Accounts for the Sodis
                                        Group or (iii) the certified financial
                                        statements for Malile for financial year
                                        1999.

                                        The Actual EBIT will be adjusted as
                                        necessary to take into account the
                                        provisions of Article 3.3.


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"AGGREGATE CONSOLIDATED NET             Shall mean the sum total of the
POSITION"                               consolidated net equity (CAPITAUX
                                        PROPRES) for the group formed by the
                                        Ducros Group and the Sodis Group as at
                                        the Closing Date .

"PRO-FORMA NET POSITION FOR THE         Shall mean 82,272,000 Euros, plus:
DUCROS GROUP"

                                        o the consolidated net results for the
                                          Ducros Group in respect of the period
                                          from January 1, 2000 up to and
                                          including the Closing Date,

                                        o the amount of all Taxes, except for
                                          VAT, recorded on the books between
                                          January 1, 2000 and the Closing Date
                                          which do not arise out of the normal
                                          and usual activities of the Ducros
                                          Group for such period, it being
                                          specified that asset sales carried out
                                          in the ordinary course of business are
                                          considered to be normal and usual
                                          activities.

"PRO-FORMA NET POSITION FOR THE         Shall mean 50,000 Euros plus:
 SODIS GROUP"

                                        o the consolidated net results for the
                                          Sodis Group, in respect of the period
                                          from January 1, 2000 up to and
                                          including the Closing Date,

                                        o the amount of all Taxes, except for
                                          VAT, recorded on the books between
                                          January 1, 2000 and the Closing Date
                                          which do not arise out of the normal
                                          and usual activities of the Sodis
                                          Group for such period, it being
                                          specified that asset sales carried out
                                          in the ordinary course of business are
                                          considered to be normal and usual
                                          activities.

"DESSERT AIDS"                          Shall mean the items used in the
                                        preparation of pastries, sugars, yeasts
                                        and cake-mixes, as well as dessert
                                        decoration items.

"TO THE SELLERS' KNOWLEDGE"             Shall mean that the Sellers have made
                                        careful enquiries at the level of the
                                        Companies as to the accuracy of each
                                        representation or warranty and the
                                        Sellers shall be deemed to have
                                        knowledge of any matter of which they
                                        would have been aware if they had made
                                        such enquiry.

"GAAP" Shall mean the generally accepted accounting principles in the country of the concerned company, as consistently applied by that company.


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"ACTIVITIES"                            Shall mean the production, processing,
                                        packaging, manufacturing, trading, sale
                                        and distribution by the Companies of the Products.

"AFFILIATE" OR "AFFILIATES"             A company is said to be affiliated to
                                        another legal person when, either
                                        directly or indirectly through one or
                                        more intermediaries, such company
                                        Controls or is Controlled by such legal
                                        person, or is subject to common Control
                                        with such legal person.

"AGREEMENT"                             Shall mean the present Agreement and all
                                        its EXHIBITS.

"AUTHORISATION" OR                      Shall mean any permit, authorisation,
"AUTHORISATIONS"                        licence, certificate or sanction issued
                                        to the Companies by an administrative
                                        authority in any of the countries in
                                        which the Companies conduct their
                                        Activities.

"BASE SALES PRICE"                      Shall mean the amounts indicated in
                                        Article 3.1 for the sale, as the case
                                        may be, of Ducros Shares or Sodis
                                        Shares.

"BUSINESS DAY" OR "BUSINESS DAYS"       Shall mean any day other than a
                                        Saturday, a Sunday or a public holiday
                                        in France, with the exception of any day during which the banks in France are not open for financial transfers.

"CLOSING"                               Shall mean the consummation of the
                                        contemplated transaction provided for by the Agreement.

"CLOSING DATE"                          Shall have the meaning indicated under
                                        Article 5 of the Agreement.

"COMPANIES"                             Shall mean collectively Ducros and the
                                        Ducros Subsidiaries, Sodis and the Sodis
                                        Subsidiaries.

"CONDITIONS PRECEDENT"                  Shall mean the conditions as set forth
                                        in Article 10 of the Agreement.


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"CONTROL"                               Shall mean control as defined by Article
                                        355-1 of the Act of 24 July 1966; or is, the empowerment of a person to manage a company or to determine the policies of that company based on the possession of shares with voting rights, agreements or any other instrument, the verb Control when it is used should be understood to mean under the Control.

"DESSERTS PRODUCTS                      Shall mean the company Desserts Products
INTERNATIONAL"                          International, a French simplified
                                        joint-stock company ("societe par
                                        actions simplifiee) with share capital
                                        of FRF 163,516,000, having its
                                        registered office at Zone Industrielle
                                        Beauchamp, 84170 Monteux, registered
                                        with the Register of Commerce and
                                        Companies of Carpentras under the number
                                        B 409 286 234.

"DUCROS GROUP"                          Shall mean Ducros and the Ducros
                                        Subsidiaries collectively.

"DUCROS SHARES"                         Shall mean the 2,884,208 shares
                                        representing the entire capital of
                                        Ducros.


"DUCROS SUBSIDIARIES"                   Shall mean the Companies listed in
                                        EXHIBIT 1(a).

"EXHIBIT" OR "EXHIBITS"                 Shall mean the documents attached to the
                                        present Agreement and the Exhibits to
                                        the Exhibits.

"FRF" AND "FRENCH FRANC(S)"             Shall mean the French Franc and, after
                                        its replacement by the Euro, its
                                        equivalent value in Euros.

"HERO FRANCE"                           Shall mean the company Hero France, a
                                        French joint-stock company (SOCIETE
                                        ANONYME") with share capital of FRF
                                        276,720,000, having its registered
                                        office at Zone Industrielle, route de
                                        Livron, 26400 Allex, registered with the Register of Commerce and Companies of Die under the number B 347 681 074.

"INDEMNIFIABLE LOSS" OR
"INDEMNIFIABLE LOSSES"                  Shall mean the loss or losses provided
                                        for by Article 9.


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"INDEMNITY"                             Shall mean the amount of
                                        indemnification, if any, owed to the

                                        Buyer by the Sellers in application of
                                        Article 9 of this Agreement.

"INTELLECTUAL PROPERTY RIGHT" OR        Shall mean the trademarks, patents,
"INTELLECTUAL PROPERTY RIGHTS"          designs, models, copyrights, and all
                                        filings of trademarks, patents, etc.,
                                        and all trade names or registered
                                        business names, know-how and processes.

"LAWS" Shall mean, for each company, all the legislation or regulations in force on the date the Contract is signed that are applicable to it enacted by any government or administrative authority.

"KEY EMPLOYEES"                         Shall mean the employees listed in
                                        EXHIBIT 8.A.7.2.1. of EXHIBIT 8.A. and
                                        listed in EXHIBIT 8.B.7.2.1. of EXHIBIT
                                        8.B.

"THIRD PARTY OFFER"                     Shall have the definition given in
                                        Article 7.3(b).

"PLAN"                                  Shall have the definition given in
                                        Article 7.10 of EXHIBITS 8.A. and 8.B.


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"MALILE AND SEMAP"                      Shall mean collectively the subsidiary
                                        and sub-subsidiary of Desserts Products
                                        International since January 1, 2000,
                                        namely:

                                        (i) Malile, a joint-stock company with
                                            share capital of FRF 2,000,000,
                                            having its registered office at 40
                                            rue de Montlhery, 94510 Rungis,
                                            registered with the Register of
                                            Commerce and Companies of Creteil
                                            under the number B 650 026 485, and
                                            merged into Dessert Products
                                            International by decision of the
                                            Extraordinary Shareholders' meeting
                                            on May 5, 2000.

                                        (ii) Societe d'Exploitation des Marques
                                             d'Aides a la Patisserie-Semap, a
                                             limited-liability sole
                                             proprietorship with share capital
                                             of FRF 50,000, having its
                                             registered office at 47 rue
                                             d'Hauteville, 75010 Paris,
                                             registered with the Register of
                                             Commerce and Companies of Paris
                                             under the number B 404 464 976.

"LIENS" Shall mean, when referring to an asset (including the Shares or any other equity), any security, privilege, attachment, charge, mortgage, collateral or pledge, any rights, actions to obtain possession, encumbrances, easements or restrictions of any kind whatsoever, any call or put options, promises of first refusal or other rights of third parties (including any usufruct, joint entitlement).

"MOVABLE PROPERTY"                      Shall mean any equipment, machines,
                                        containers, cars, lorries, installations or any other movable property used by the Companies to conduct their business.


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"MUL"                                   Shall mean the Company M & J Mul & Cie,
                                        a simplified partnership with a share
                                        capital of FRF 152.000 and with its
                                        registered office at Quartier du
                                        Chateau, 06580 Pegomas, registered at
                                        the Register of Commerce and Companies
                                        of Grasse under the number B 417.250.396 and 49.93% of which is held by Ducros and concerning which the definition "to the Sellers' Knowledge" takes into consideration the fact that the Sellers do not Control the operation of the Company as they have a minority shareholding.

"PARTY" OR "PARTIES"                    Shall mean the Sellers(s) and/or the
                                        Buyer, as applicable.

"SALES PRICE"                           Shall mean the amount of the Base Sales
                                        Price of the Ducros Shares and of the
                                        Sodis Shares, adjusted, as the case may
                                        be, pursuant to the provisions of
                                        Article 3.2.

"RELATED AGREEMENTS"                    Shall mean any agreements or conventions
                                        to be signed in the Approved Terms
                                        pursuant to Article 4 of the Agreement.

"SHARES"                                Shall mean the Ducros Shares and the
                                        Sodis Shares.

"SODIS GROUP "                          Shall mean Sodis and the Sodis
                                        Subsidiaries collectively.

"PRODUCTS"                              Shall mean peppers, herbs, spices, dry
                                        seasonings and dry sauce mixes and
                                        Dessert Aids.

"SODIS SHARES"                          Shall mean the 3,000 shares representing
                                        the entire capital of Sodis.

"SODIS SUBSIDIARIES"                    Shall mean the Companies listed in
                                        EXHIBIT 1(b).


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"SUBSIDIARY"                            Shall mean collectively or individually,
OR "SUBSIDIARIES"                       as the case may be, legal entities over
                                        which Ducros and Sodis have either
                                        direct or indirect Control, as listed
                                        respectively in EXHIBIT 1(a) and EXHIBIT
                                        1(b).

"TAX" Shall mean all forms of direct or indirect, national or local, past or present or deferred (which term covers in particular, but without limitation, A SURSIS, A REPORT OR AN EXONERATION CONDITIONNELLE), taxation, including, without limitation, gross income, net income, value added, real and personal property, business, sales, transfer, profits, withholding, payroll, excise, severance or occupation taxes, compulsory social security charges, stamp or registration duties, customs and other import or export duties, together with any late interest, penalties, charges, costs and expenses payable in connection with Tax (including, without limitation, all reasonably incurred legal, accounting and other professional fees and disbursements, as well as any costs incurred in connection with guarantees needed for the postponement of a payment of Tax), or any additional amounts (including profit-sharing payments), imposed under a Tax Legislation enacted or administered by any Tax Authority.

"TAX AUTHORITY"                         Shall mean, in relation to any country,
                                        the government of that country and any
                                        ministry, department, political
                                        subdivision, instrumentality, agency,
                                        corporation or commission under the
                                        direct or indirect control of such
                                        government and responsible for a Tax.

"TAX COVENANT AND DEED OF TAX
INDEMNITY":                             Shall mean the agreement attached as
                                        EXHIBIT 4.10.

"AGREEMENT FOR A DEPARTURE              Shall mean the agreement attached as
FROM THE TAX CONSOLIDATED               EXHIBIT 4.5.
GROUP"

"TAX LEGISLATION"                       Shall mean any federal, state, local,
                                        municipal, foreign, international or
                                        multinational treaty, statute, law,
                                        constitution, court decision, decree,
                                        order, regulation, ordinance or rule
                                        with respect to a Tax.


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"IN THE APPROVED TERMS"                 Shall mean, with reference to a
                                        document, that the terms of this
                                        document have been agreed by each of the Parties hereto.

ARTICLE 2 - PURCHASE AND SALE OF SHARES - TRANSFER OF OWNERSHIP

2.1.     TRANSFER OF THE DUCROS SHARES

         CFS hereby irrevocably undertakes to transfer herein, under the terms and conditions set out hereinafter, and subject to the Conditions Precedent, the Ducros Shares to the Buyer, who irrevocably undertakes, under the terms and conditions set out hereinafter and subject to the Conditions Precedent, to purchase the Shares, free from any Liens and accompanied by any rights present or future, for the Sales Price for the Ducros Shares.

         Upon transfer of the Ducros Shares, the Buyer shall own 100% (one hundred percent) of the capital of Ducros.

2.2.     TRANSFER OF THE SODIS SHARES

         EBS hereby irrevocably undertakes to transfer herein, under the terms and conditions set out hereinafter, and subject to the Conditions Precedent, the Sodis Shares to the Buyer, who irrevocably undertakes, under the terms and conditions set out hereinafter, and subject to the Conditions Precedent, to purchase the Shares, free from any Liens and accompanied by any rights present or future, for the Sales Price for the Sodis Shares.

         Upon transfer of the Sodis Shares, the Buyer shall own 100% (one hundred percent) of the capital of Sodis.

2.3.     ACQUISITION OF CERTAIN SHARES OR EQUITY BY THE SELLERS, DUCROS OR SODIS

         It is agreed that CFS irrevocably undertakes to acquire, prior to the Closing Date, the Ducros Shares, free from any Liens, to which shall be attached any rights present or future belonging to individuals or companies on the date of this Agreement. Details of these, including the percentage stake in the company capital, are given in EXHIBIT 2.3
         (i);

2.4.     TRANSFER OF OWNERSHIP

         The transfer of title in and to the Shares shall occur on the Closing Date. The Buyer shall have full right, title and interest in and to the Shares, and the voting rights attached to the


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         Shares, without any restrictions of any type whatsoever, as of the
         Closing Date free and clear of any Liens.

ARTICLE 3 - SALES PRICE

The Sales Prices for the Ducros Shares and the Sodis Shares that the Buyer hereby agrees to pay to the Sellers on the Closing Date shall be equal respectively to (i) the Base Sales Price for the Ducros Shares specified below in Article 3.1.1., as adjusted (where applicable) in accordance with the terms and conditions set out below in Article 3.2.2, and, as the case may be, increased in accordance with Article 3.2.3, and (ii) the Base Sales Price for the Sodis Shares specified below in Article 3.1.2.

3.1      BASE SALES PRICE

3.1.1    BASE SALES PRICE FOR THE DUCROS SHARES

         The Base Sales Price for the Ducros Shares shall be Two Billion Four Hundred and Fifty Million French Francs (FRF 2,450,000,000).

3.1.2    BASE SALES PRICE FOR THE SODIS SHARES

         The Base Sales Price for the Sodis Shares shall be Three Hundred Million French Francs (FRF 300,000,000).

3.2      ADJUSTMENT OF THE BASE SALES PRICE FOR THE DUCROS SHARES

3.2.1 The Base Sales Price for the Ducros Shares has been determined on the basis of the following principles:

a) the Aggregated Consolidated Net Position shall be equal to at least the aggregation of the amounts of the Proforma Net Position for the Ducros Group and the Proforma Net Position for Sodis Group;

b) the Actual EBIT shall be equal to at least the amount of the Projected EBIT, in respect of the period from January 1, 2000 up to and including the Closing Date.

3.2.2 ADJUSTMENT OF THE BASE SALES PRICE FOR THE DUCROS SHARES ON THE BASIS F THE VARIATION IN THE NET POSITIONS, THE EBIT AND THE ONE OFF ITEMS OF A NON-RECURRING NATURE:

The Base Sales Price for the Ducros Shares specified above in Article 3.1.1 shall be reduced accordingly (where applicable) so that it shall duly reflect:

(a) the negative difference resulting from the following operation: (the Aggregate Consolidated Net Position) minus (the aggregate amount of the Proforma Net Position of the Ducros Group and the Proforma Net Position of the Sodis Group).


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         This negative difference shall give rise to a reduction in the Base
         Sales Price for the Ducros Shares equal (on a Franc for Franc basis) to the amount of such negative difference, payable in accordance with the terms and conditions of Article 3.5.2.

(b) the negative difference resulting from the following operation: (amount of the Actual EBIT) minus (amount of the Projected EBIT).

         This negative difference shall give rise to a reduction in the Base Sales Price for the Ducros Shares, payable in accordance with the terms and conditions of Article 3.5.2. equal to:

         (i) a multiple of ten (10) times the amount of said negative difference, if the Closing Date occurs before August 1, 2000;

         (ii) a multiple of nine (9) times the amount of said negative difference, if the Closing Date occurs between August 1, and on or prior to August 31, 2000;

         (iii) a multiple of eight (8) times the amount of said negative difference, if the Closing Date occurs between September 1, 2000 and on or prior to September 30, 2000;

         (iv) a multiple of six (6) times the amount of said negative difference, if the Closing Date occurs on or after October 1, 2000.

(c) the amount which results from any one off items of a non-recurring nature which would have resulted in an adjustment under French GAAP, of
         (i) the 1999 Consolidated Accounts of the Ducros Group, or (ii) the 1999 Consolidated Accounts of the Sodis Group, or (iii) the audited financial statements for fiscal year 1999 for Malile, which was excluded from the calculation of the Actual EBIT for the purposes of
         Article 3.2.2(b) above, shall give rise to a reduction, on a Franc for Franc basis, of the Base Sales Price for the Ducros Shares payable in accordance with the terms and conditions of Article 3.5.2.

3.2.3 The Base Sales Price for the Ducros Shares shall be increased by an amount of Twenty-Three Million French Francs (FRF 23,000,000).

         Said amount shall be payable to CFS in accordance with the provisions set out below in Article 3.5.2.

3.3      INDICATIONS FOR CALCULATING THE ACTUAL EBIT

For the sole purpose of calculating the Actual EBIT:

a) All expenses charged by the Sellers or one of their Affiliates on the one hand to one of the Companies on the other hand will be calculated in conformity with prior practice. With regards to the amounts appearing on the line entitled "EBS Fees" and "Logo" such



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         amounts charged to the Companies will not be less than 95% nor more than 105% of the budgeted amounts set forth in EXHIBIT 1(c)2;

b) Transactions between the Sellers or one of their Affiliates on the one hand and one of the Companies on the other hand which take place between January 1, 2000 up to and including the Closing Date, or any transactions entered into between such Companies or omitted during this period, which would have the effect, either directly or indirectly, of artificially increasing, including by acceleration, the revenues of the Companies or artificially decreasing or deferring their expenditure for this period (including but not limited to assumption of expenses relating to the Companies Activities, releases of liabilities or asset transfers, changes to terms of agreement between any of the Sellers or their Affiliates and any of the Companies):

         i) shall not be taken into account in case of an increase in profit, including by acceleration; and

         ii) shall be charged to the Companies in the case of a decrease or deferral of expenditure,

         it being agreed that (i) the "PRIME DE REMERCIEMENTS" for an approximate amount of FRF 2,000,000 (including employers social charges), specifically provided for in the "PROTOCOLE D'ACCORD DE REPRISE DE TRAVAIL" dated June 21, 2000, shall be paid by EBS, and (ii) no costs or charges shall be made to or borne by the Ducros Group or the Sodis Group in connection with the sale contemplated by this Agreement;

c) For the purposes of verification and validation by the Buyer of the amounts charged to the Companies by the Sellers or any of their Affiliates, the Sellers shall provide the Buyer with documents justifying the calculations thereof and the Sellers will answer reasonable questions asked by the Buyer on such calculations.

3.4      ADJUSTMENT PROCEDURE

In connection with the adjustment procedure (if any), the Sellers and the Buyer hereby agree as follows:

a) The Aggregate Consolidated Net Position and the Actual EBIT shall be determined in accordance with French GAAP. Ducros procedures may be used in preparation of these amounts to the extent such procedures are in conformity with French GAAP.

         If the Sellers and the Buyer were to decide that, in order to determine the Aggregate Consolidated Net Position and/or the Actual EBIT, it would be necessary to carry out a physical stock take of one or all of the Companies of the Ducros Group, both Sellers and Buyer shall participate therein; each Party shall be represented by its auditors.

b) Within a period of ninety (90) Business Days from the Closing Date, the Buyer shall notify the Sellers (i) the amount of the Aggregate Consolidated Net Position, (ii) the amount of the Actual EBIT, (iii) the amount determined pursuant to
         Article 3.2.2 c) and (iv) the amount of the reduction in the price, together with documentary evidence on said amounts.

         During this 90 (ninety) day period, the Sellers and the Buyer shall have to agree on the methods of calculation and the amount of Tax provisions to be recorded in the accounting documents which are necessary for the preparation or the calculation of the Closing Date Consolidated Balance Sheets for Ducros, the Closing Date Consolidated Balance Sheets for Sodis, the Aggregate Consolidated Net Position,the Actual EBIT, and the amount determined pursuant to Article 3.2.2.c).

         Such provisions must be recorded in the Closing Date Consolidated Balance Sheet for the Ducros Group and the Closing Date Consolidated Balance Sheet for the Sodis Group and shall be specific and itemized per company of the Ducros Group and per company of the Sodis Group and by type of Tax.. These details shall also be set out on a schedule attached to the Consolidated Balance Sheets.

         In the case of a disagreement between the Sellers and the Buyer, such disagreement shall be settled by the Accounting Firm in accordance with the provisions of Article 3.4. c) to g).

c). As part of the verification and validation of the amounts stated above by the Sellers (and solely for this purpose), after their receipt, the Buyer (i) shall provide the Sellers or their advisors, with any necessary information or documents and (ii) shall allow the Sellers' advisors, who shall be bound by a confidentiality obligation, to have access to any person who was involved in their preparation, subject to approval by the Buyer of the conditions of involvement, such approval shall not be unreasonably withheld, and such involvement being reasonable and not disruptive to the Companies' business. The Buyer shall give them access to the working papers relating to the accounting documents used to determine (i) the Aggregate Net Position, (ii) the Actual EBIT, (iii) the one off items of a non-recurring nature which would not have been taken into account for the purposes of calculating the Actual EBIT and which would give rise to the price reduction stipulated in Article 3.2.2 c) above, and (iv) the Closing Date Consolidated Balance Sheet for the Ducros Group and the Closing Date Consolidated Balance Sheet for the Sodis Group.

         The Sellers shall notify the Buyer of their disagreement with one or more of the above amount(s) within a period of thirty (30) Business Days after the notice referred to above in Article 3.4 (b) above.

         In this case, the Parties shall attempt to resolve their dispute within a period of thirty (30) Business Days following the above notice from the Sellers. Said notice from the Sellers must specify each proposed modification and the reasons for such modification. Those issues that are not in dispute shall be deemed to have been accepted jointly by the Parties.

         If the Parties are unable to reach an agreement within said period of thirty (30) Business Days, the Parties will take their dispute before the Accounting Firm. If this Accounting

         Firm is unable to accept its mission, it will be replaced in the following manner: the Parties shall jointly designate another Accounting Firm of international renown within five (5) Business Days from the refusal of the Accounting Firm. If the Parties are unable to reach agreement within five (5) Business Days, the Accounting Firm shall be appointed pursuant to an order rendered by the PRESIDENT DU TRIBUNAL DE COMMERCE (Chief Judge of the Commercial Court) of Paris, deciding in summary proceedings (REFERE), upon the petition filed by the most diligent party.

d) The fees and expenses of the Accounting Firm shall be split 50-50 between the Sellers and the Buyer.

e) The assignment of the Accounting Firm shall be limited to the resolution of those matters in dispute between the Parties. The findings of the Accounting Firm shall be binding on the Parties, shall be final and shall not be subject to appeal.

f) The Buyer and the Sellers hereby irrevocably agree (i) to provide the Accounting Firm with access to any information, documents and persons necessary for it to perform its assignment, and (ii) to respect bilateral procedures (DU CONTRADICTOIRE) with regard to each other.

g) The Accounting Firm (i) must strictly comply with the rules on independent and bilateral procedures (PRINCIPE DU CONTRADICTOIRE) with regard to the Parties, (ii) shall be bound by the confidentiality clause set out below in Article 11.5 (iii) shall file its report within 60 days of being designated.

h) It is agreed that a generating factor which has given rise to a price reduction pursuant to anyone of Articles 3.2.2 a), or 3.2.2 b) or 3.2.2
         c) shall not give rise to another price reduction under another of these articles.

3.5      TERMS OF PAYMENT OF THE SALES PRICE

3.5.1    PAYMENT OF THE BASE SALES PRICES

On the Closing Date, the Buyer shall pay to the Sellers the Base Sales Prices for the Ducros Shares and the Sodis Shares, by means of irrevocable wire transfers (VIREMENTS BANCAIRES IRREVOCABLES) paid into the bank accounts for which the particulars shall be notified by the Sellers to the Buyer no less than five (5) Business Days prior to the Closing Date:

- a wire transfer of FRF 2.450.000.000 (Two Billion Four Hundred and Fifty Million French Francs) as the payment of the Base Sales Price for the Ducros Shares;

- a wire transfer of FRF 300,000,000 (Three Hundred Million French Francs) as the payment of the Base Sales Price for the Sodis Shares.

3.5.2 TERMS OF PAYMENT OF THE ADJUSTMENT IN THE BASE SALES PRICE FOR THE DUCROS SHARES

a) CFS hereby irrevocably agrees (where applicable) to reimburse the Buyer for the amount of the reductions in the Base Sales Price calculated in accordance with the provisions of Article 3.2.2 above, within a period of fifteen (15) Business Days after (i) the agreement between CFS and the Buyer as to the amounts of the Aggregate Consolidated Net Position, the Actual EBIT and the amount determined pursuant to Article 3.2.2(c), or (ii) the filing of the report of Accounting Firm on the amount of the Aggregate Consolidated Net Position, the Actual EBIT, and on the amount determined pursuant to Article 3.2.2(c). Any amounts owed to the Buyer in accordance with the provisions of Article 3.2.2 above shall bear interest on the basis of the EURIBOR monthly rate for the period running from the Closing Date until the date of payment. If the EURIBOR cease to be published, it shall be replaced as of right by the interest rate that replaces it.

b) The amounts (if any) owed by CFS shall be set-off against the amount of FRF 23,000,000 (Twenty-Three Million French Francs) owed by the Buyer in accordance with the provisions of Article 3.2.3. This amount of FRF 23,000,000 (Twenty-Three Million French Francs) shall not be deemed to be a ceiling for the adjustment of the Base Sales Price for the Ducros Shares.

c) The Buyer hereby irrevocably agrees to pay to CFS the amount of FRF 23,000,000 (Twenty-Three Million French Francs), or any remaining sum still owed after the set-off performed in accordance with the provisions of Article 3.5.2. (b) above, within a period of fifteen (15) Business Days after (i) the agreement between CFS and the Buyer as to the amounts of the Aggregate Consolidated Net Position, the Actual EBIT and the amount determined pursuant to Article 3.2.2(c) or (ii) the filing of the report of Accounting Firm on the amount of the Aggregate Consolidated Net Position, the Actual EBIT, and on the amount determined pursuant to Article 3.2.2(c). Any amounts owed to CFS in accordance with the provisions of Article 3.2.3 above shall bear interest on the basis of the EURIBOR monthly rate for the period running from the Closing Date until the date of payment. If the EURIBOR ceases to be published, it shall be replaced as of right by the interest rate which replaces it.

ARTICLE 4 - RELATED AGREEMENTS AND UNDERTAKINGS

Prior to the transfer of the Shares by the Sellers to the Buyer, the Sellers irrevocably undertake to sign or have signed or to conclude or have concluded in the Approved Terms the following agreements or undertakings, which are essential conditions for the transfer of the Shares.

4.1.     Not used.

4.2.     Not used.

4.3. Assignment of ownership of the trademarks held by Ducros International B.V. to Ducros, which are listed on EXHIBIT 4.3.

4.4. Letters informing the Sellers of the hiring of Mr. Thierry Henault and Mr. Loic Corbille by one of the Buyer's Affiliates under the condition precedent that the transaction, object of this Agreement, closes, and their letters of resignation from their positions with EBS, with no conditions other than the closing of the transaction which is the object of this Agreement in the forms attached as EXHIBIT 4.4, or if there are no such letters of hiring and letters of resignation, an undertaking to take on the employment contracts of Mr. Thierry Henault and Mr. Loic Corbille and the ancillary agreements to these work contracts, also attached in EXHIBIT 4.4.

4.5 Agreement for a departure from the Tax Consolidation Group amongst Ducros, EBS and the Buyer, in accordance with the agreement attached as
         EXHIBIT 4.5.

4.6 Agreements related to the conditions for terminating the cash-pooling agreement binding the Companies to EBS or to the Affiliates of EBS, in accordance with the agreement attached as EXHIBIT 4.6, and for the related reimbursements or payments to be completed by the amounts owed by one or the other Parties.

4.7 Acceptance by the Buyer of the transfer to it or to any company substituted for it, including Ducros, of undertakings by the Sellers or their Affiliates of the letters of guarantee, security or comfort granted by the Sellers or the Affiliates of the Sellers, copies of which are attached as EXHIBIT 4.7 either by means of a full and final release from the beneficiary in the form of a counter guarantee by the Buyer in identical terms of the undertakings of the Sellers or the Affiliates of the Sellers, in such a way that the Sellers or their Affiliates are entirely released.

4.8 Agreements related to the conditions for terminating the license for the use of the EBS logo, in accordance with the agreement attached as
         EXHIBIT 4.8, to be completed by the amounts owed by one or the other Parties.

4.9 Agreements related to the termination conditions of the service contracts between the Sellers and the Companies whose list is set forth in EXHIBIT 4.9 to be completed by the amounts owed by one or the other of the Parties.

4.10 Tax Covenant and Deed of Tax Indemnity, attached as EXHIBIT 4.10.

ARTICLE 5 - COMPLETION OF THE TRANSFER - DOCUMENTS TO BE DELIVERED BY THE SELLERS AND BY THE BUYER - INSURANCE

5.1.     Closing Date

The closing of the Share transfer shall take place at the latest on the expiry of a period of five (5) Business Days following the fulfillment of the last of all the Conditions Precedent provided for under Article 10 or on any other date as mutually agreed upon by the Parties and at the time set forth on the share transfer certificates (the "CLOSING DATE").

The Closing shall take place during a meeting held in the offices of the law firm C.L.&A (5, rue Beaujon 75008 Paris) or at another place as mutually agreed upon by the Parties.

5.2.     DOCUMENTS TO BE DELIVERED BY THE SELLERS

The Sellers irrevocably undertake to deliver the following documents each in the Approved Terms to the Buyer on the Closing Date, subject to the Buyer satisfying the requirements of this Article 5.

5.2.1. Share transfer certificates to the Buyer duly completed and signed, indicating the time of the Closing of the Transaction and pertaining to all of the Shares.

5.2.2. Letters from the Sellers reiterating the representations and warranties stipulated in Article 8 below in the form attached as EXHIBIT 5.2.2..

5.2.3. Tax documents necessary for the registration of the Share transfers in the form attached as EXHIBIT 5.2.3..

5.2.4. Where applicable (i) share transfer registers, (ii) shareholder registers, (iii) registers of the minutes from the Shareholders' General Meetings and meetings of the Board of Directors of Ducros and Sodis, all updated as of the date herein, it being stated that the Registers ("Corporate books") of the French Companies shall be placed at the Buyer's disposal at its first demand and the registers of Companies with their registered office abroad will be available to be Buyer at their registered office;

5.2.5.   Letters of resignation of:

(a) the legal representatives ("MANDATAIRES SOCIAUX") of the Companies listed in EXHIBIT 5.2.5 (i), and indicated therein as having resigned;

(b) the members of the Board of Directors of the Companies with appropriate waivers of claims and release related to their position as a board member also listed in EXHIBIT 5.2.5 (i).

5.2.6. Notice of an Ordinary General Meeting of the shareholders of Ducros to take place on the Closing Date for the purpose of acknowledging the resignations of the foregoing members of the Board of Directors with release and appointing new members to the Board of Directors of Ducros.

5.2.7. Notice of an Ordinary General Meeting of the Shareholder of Sodis, to take place on the Closing Date for the purpose of appointing a new Chairman.

5.2.8. Minutes of the meeting of the Board of Directors of CFS authorizing the transfer of the Shares to the Buyer.

5.2.9. Minutes of the meeting of the Board of Directors of Ducros approving the Buyer as a new shareholder.

5.2.10. Minutes of the meetings (i) of the European Group-Level Workers Council of EBS, (ii) of the Central Workers Council of EBS and (iii) the Central Workers Council of Ducros, duly convened and held prior to the signing of the Contract, pertaining to the transfer of the Shares to the Buyer and outlining the opinion of the said workers councils.

5.2.11. The assignment agreements in which Marc Laronche undertakes to sell to Ducros the shares that he holds in the capital of Ducros SRL and in the capital of Ducros SA (Espagne) attached as EXHIBIT 5.2.11.

5.2.12. Amendments terminating agreements drawn up between (i) the Sellers and the Companies and (ii) the Companies and the Affiliates of the Sellers as listed in Article 4, in the form of the agreement attached thereto.

5.2.13.  A receipt duly signed by each of the Sellers for the Base Sales Prices.

5.2.14. Undertakings to return the shares held by individuals duly signed by them. The list of such individuals and their shareholdings is set forth in EXHIBIT 5.2.14.

5.2.15.  Non-compete undertaking from Montedison in the form attached as
         EXHIBIT 5.2.15.


5.3.     DELIVERY BY THE BUYER

The Buyer irrevocably undertakes to deliver the following items to the Sellers during the Closing meeting subject to the Sellers duly satisfying the other requirements of this Article 5.

5.3.1.   The Base Sales Price pursuant to the provisions of Article 3.5.1.

5.3.2. The extract from the minutes of the meeting of the Board of Directors of the Buyer authorising the acquisition of the Shares from the Sellers.

5.3.3. Copies of the release, along with the corresponding original undertakings or copies of the counter guarantees of the Buyer for the letters of guarantee, or comfort replacing the letters of guarantee or comfort issued by the Sellers or their Affiliates, copies of which are attached as EXHIBIT 4.7.

5.4.     DELIVERY BY THE SELLERS AND/OR THE BUYER

The Sellers and/or the Buyer, as the case may be, irrevocably undertake to deliver during the Closing meeting:

(a)      signed copies of the Related Agreements other than those mentioned in
         Article 5.2.12.;

(b) the means of payment or evidence that such payments have been made, corresponding to the reimbursement of the reciprocal financial debts among the Sellers and their Affiliates and the Companies in order that there is no financial debt between these companies.

5.5.     INSURANCE

The Buyer shall subscribe to new insurance policies necessary for the operation of the Companies from the Closing Date. The Companies' insurance policies listed in EXHIBIT 5.5 being subscribed to within the framework of insurance policies of the EBS Group, will automatically be terminated upon the Closing Date.

5.6.     TRANSITIONAL SERVICES AGREEMENTS

The Buyer may ask the Sellers to supply it with transitional services agreements from the list attached as Exhibit 5.6, under the terms and conditions negotiated by the Parties in good faith.

5.7.     DISTRIBUTION OF AGREEMENTS

The Parties shall negotiate in good faith and prior to the Closing Date the terms and conditions of the continuation of the distribution agreements between Ducros Distribution Benelux, the Affiliates of the Seller and the companies Lesieur and Carapelli Firenze SpA, it being understood that if no agreement is reached, these agreements will be terminated without notice at Closing Date pursuant to their article 2.

ARTICLE 6 - CONDUCT OF BUSINESS

Unless otherwise contemplated or permitted by this Agreement; between the date of signature of the Contract and the Closing Date:

6.1 The Sellers shall use their best efforts to cause each of the Companies (except for Mul) to:

         (i) conduct its business and activities diligently in the ordinary course of business consistent with past practice; and

         (ii) not, without the prior written consent of the Buyer and such consent shall not be unreasonably withheld, enter into any transaction outside the ordinary course of business or involving for each of the Companies a commitment or a sale of assets for an amount in excess of five million (5,000,000) French Francs, or for an amount in excess of twelve million (12,000,000) French Francs with respect to (i) purchase orders for peppers and almonds, (ii) currency transactions related to the foregoing purchases, and (iii) intra groups transactions within EBS pursuant to the contracts attached hereto.

         To this effect, the Sellers shall use their best efforts to and shall cause each of the Companies to, not without the prior written consent of the Buyer and such consent shall not be unreasonably withheld, change their respective present management, including the Key Employees, and to not materially change their business and administrative organization and their relations with their customers and suppliers.

         The Sellers (i) shall not and shall cause each of the Companies (except for Mul) to not take any action outside of the ordinary course of business of the Companies which would render the representations and warranties provided in EXHIBIT 8.A. and EXHIBIT 8.B. inexact at the Closing Date, except with the prior written consent of the Buyer, which shall not be unreasonably withheld; and (ii) will not grant, assign and shall cause each of the Companies to not grant or assign any right or Lien over the Intellectual Property Rights to third parties.

6.2. The Sellers shall not conclude any agreement, obligation or contract limiting or restricting its right to transfer the Shares or modifying the number of shares of the Companies, except those related to the current increase in the share capital of Ducros Polska.

6.3 The Sellers will provide monthly management accounts ("REPORTING") to be delivered within thirty (30) days of the end of the relevant month or at such earlier time as they are available.


ARTICLE 7 - NON-COMPETITION CLAUSE

7.1. The Sellers shall and shall procure that the subsidiaries over which they have Control shall irrevocably refrain from the Closing Date from carrying out in any of the countries as listed in Article 7.2 below, either directly or indirectly, the Activities or any other activity that competes with the Activities.

7.2. The present non-competition clause shall be valid for 4 (four) years from the Closing Date and shall be limited to the Member States of the European Union, the overseas departments and territories of France and those countries in which at the date of this Agreement the Products are produced, marketed or distributed by the Companies in a "non-occasional" manner.

         This non-competition clause shall not apply to sugar, sugar derivatives, and edible products made primarily from sugar, or non-edible products made from sugar, or any products that can be substituted in whole or in part for sugar processed, packaged, manufactured, marketed, traded or distributed by EBS and/or by its Affiliated Companies.

         For the purposes of this Article, the term "SUGAR DERIVATIVES" shall not include the type of products made and marketed under the trademarks "VAHINE" and "MALILE" at the date of signature of this Agreement, by the Ducros Group except for (i) flavored sugar that EBS and / or its Affiliates reserve the right to manufacture and market in packaging and under presentation which is not that habitually used by Vahine and Malile at the date of signature of the Contract and, (ii) the products manufactured and marketed by the Sellers and their Subsidiaries (other than the Ducros Group) at the date of signature of the Agreement.

7.3.     a)       In the event that, during such four (4) year period, in
                  connection with a transaction concerning an acquisition of a company or a joint-venture involving mainly an activity other than the Activities, the Sellers would take Control of a company carrying out, directly or through the intermediary of an Affiliate, an activity competing with the Activities, the Sellers shall use their best efforts to sell the business activity that competes with the Activities within a period of one (1) year from the effective date of the acquisition under the terms and conditions of Article 7.3 b) and c) below. In the event that the Sellers are unable to sell said competing business activities within the period specified above, the Sellers irrevocably undertake to take the measures necessary to ensure that they shall not exercise any Control that they may hold, and that they shall not directly manage such competing business activities.

         b)       (i)      The Sellers agree to place up the competing business
                           activities for sale immediately after the effective date of acquisition thereof.

                  (ii) Prior to the sale of the competing business activities pursuant to a serious offer from a third party (the "THIRD PARTY OFFER"), the Sellers must give notice of said offer to the Buyer. The notice must contain a written copy of the Third Party Offer that sets out the essential terms and conditions thereof, the sale price, the method of payment and the proposed consummation date, and ((beta)) evidence that the third party in question has the proven capacity (from both a financial and legal standpoint) to consummate the transaction.

                  (iii) The Buyer shall have a period of thirty (30) days after the date of receipt of the notice either to accept or to reject the sale, in accordance with the same terms and conditions as those of the Third Party Offer. In the event that the Buyer accepts the sale, such sale must be consummated by the date proposed in the Third Party Offer or at another date agreed upon by the Sellers and the Buyer.

                  (iv) Upon the expiration of said period of thirty (30) days or upon the receipt of the Buyer's refusal to purchase prior to said period, the Sellers shall then have the right to sell such business activity, but only under terms and conditions which will not be more favorable to the third party than those contained in the Third Party Offer.

                  (v) In the event that the Sellers do not receive any serious offer from a third party within a period of six (6) months after the effective date of acquisition of the competing business activities, the provisions of Article 7.3 c) below shall apply.

          c)      (i)      Within a period of two (2) months from the expiration
                           of the period of six (6) months referred to above in
                           Article 7.3 b)(v), the Sellers shall offer the competing business activity to the Buyer to be purchased at a price to be established by the Sellers on the basis of the market value.

                           Within a period of thirty (30) days after the date of the Buyer's receipt of the offer thus transmitted by the Sellers, the Parties shall meet and negotiate in good faith the sales price, and the other terms of the sale for the purpose of determining whether an agreement can be reached in respect of the Buyer's acquisition of the competing business activities.

                  (ii) In the event that, within a period of forty-five (45) days after the date of the Buyer's receipt of said price offer, the Parties have not reached any agreement in respect of such acquisition, the Sellers and the Buyer shall meet in order to appoint an independent third party expert, whose assignment shall be to determine the fair price for the acquisition of the competing business activity. The independent expert must be appointed pursuant to a joint decision by the Parties, within a period of fifteen (15) days after the expiration of the aforementioned period of forty-five (45) days. Failing any such agreement between the Parties by the end of said period of fifteen (15) days, the independent expert shall be designated pursuant to an order to be rendered by the Chief Judge of the TRIBUNAL DE COMMERCE (Commercial Court) of Paris, ruling in summary proceedings (REFERE), upon a petition filed by the most diligent Party.

                           The fees and the expenses of the independent expert shall be split equally between the Sellers and the Buyer.

                           The Sellers and the Buyer hereby irrevocably agree to provide the independent expert with any information and documents that may be relevant for the purpose of determining the fair price.

                           The independent expert must comply with the principle of bilateral procedures (PRINCIPE DU CONTRADICTOIRE), with the confidentiality clause appearing in Article
                           11.5. of this Agreement and must file his report within 2 months of being designated.

                  (iii) Within a period of fifteen (15) days after the filing of the independent expert's report, the Buyer must state whether it intends to acquire the competing business activities, in which case such sale must be consummated within a period of fifteen (15) days thereafter, and the sales price must be paid in cash by the Buyer, against delivers by the Sellers of the deeds of title in and to the competing business activities.

7.4. For a period of three (3) years starting from the Closing Date the Sellers shall not (and shall procure that the subsidiaries that they Control shall not) directly or indirectly solicit for employment the Key Employees without the prior written consent of the Buyer.

ARTICLE 8 - REPRESENTATIONS AND WARRANTIES

8.1      REPRESENTATIONS AND WARRANTIES OF THE SELLERS

The Sellers hereby jointly and severally grant the Buyer warranties in the form of representations and warranties provided in the Exhibits (EXHIBIT 8.A. for Ducros and EXHIBIT 8.B. for Sodis) and undertake to reiterate the said representations and warranties on the day of the Closing Date.

The terms of indemnification in respect of the warranties other than those regarding Taxes are set out in Article 9.1 below, and the terms of indemnification in respect of the warranties regarding Taxes are set out in EXHIBITS 4.5 and 4.10.

8.2      REPRESENTATIONS AND WARRANTIES OF THE BUYER

         The Buyer represents and warrants to the Sellers and undertakes to reiterate the said representations and warranties on the day of the Closing Date, that:

a) It is a validly incorporated and registered company in accordance with the Laws of Maryland, USA, has full capacity to own its assets and carry out its activities as currently conducted.

b) It has full capacity to execute this Agreement and the other documents referred to in this Agreement and it is not subject to any legal recovery or bankruptcy proceedings or their equivalent according to the law of Maryland, USA, or to any moratorium proceeding with respect to payment of its liabilities.

c) There are no claims, lawsuits, proceedings, arbitration proceedings, legal or administrative proceedings against it underway or any threats of claims, lawsuits, proceedings, arbitration, legal or administrative proceedings likely to challenge (i) the validity of the Buyer's signature of the Agreement, (ii) the fulfillment of the obligations of the Buyer pursuant to the Agreement or of one of the documents cited in the Agreement, or (iii) the Buyer's execution of the transactions anticipated herein.

d) The signing of the Agreement and completion of the operations contained therein:

         (i) do not violate any term or provision of the bylaws of the Buyer or any agreement to which it is party;

         (ii) do not require, subject to the provisions of Article 10.1. and 12 below, any consent, authorization or action by any government entity, or any filing with or notification of any government entity by the Buyer under any Law whatsoever.

e) It is capable of financing the obligations undertaken by it under this Agreement.

The indemnification procedure under this guarantee is provided for by Article
9.2.

ARTICLE 9 - INDEMNIFICATION

9.1      INDEMNIFICATION BY THE SELLERS WITH A TRIGGERING FACTOR OTHER THAN TAX

9.1.1    EXTENT OF THE GUARANTEE

The Sellers undertake jointly and severally to indemnify the Buyer as a reduction in the Sales Price (the "Indemnity") of the Ducros Shares or the Sales Price of the Sodis Shares as the case may be, for any loss (the "Indemnifiable Loss") resulting from:

a) a reduction in the amount of any asset or an increase in the amount of any liability resulting from a liability not recorded in the 1999 Proforma Consolidated Balance Sheet for the Ducros Group or in the 1999 Consolidated Accounts of the Sodis Group, or from insufficient reserves in the 1999 Proforma Consolidated Balance Sheet for the Ducros Group or the 1999 Consolidated Accounts of the Sodis Group, where the cause or origin of this reduction in assets or increase in liabilities is prior to or on December 31, 1999, or;

b) an inaccuracy or omission in the representations and warranties set forth in EXHIBIT 8.A. for Ducros and in EXHIBIT 8.B. for Sodis where the cause or origin of this inaccuracy or omission is prior to, or on, the Closing Date or the date indicated in the relevant representation or warranty and to the extent that the Indemnifiable Loss would not have been indemnified by application of the provisions contained in
         Article 9.1.1(a) above, or

c) any breach of any other covenants and obligations of the Sellers which they have undertaken under the terms of this Agreement.

         The Indemnifiable Loss shall include reasonable lawyer's fees and costs incurred by the Buyer with respect to its claim arising from a third party or against a third party.

9.1.2.   METHODS FOR CALCULATING THE INDEMNIFIABLE LOSS

9.1.2.1 For the purpose of calculating the Indemnity that the Sellers might be obligated to pay the Buyer under this warranty, the Parties agree that:

         a) In the case of a claim where the cause or the origin results from the accounts or the representations and warranties regarding any assets or liabilities of Desserts Products International or Mul, the Indemnity will be calculated by taking into account the equity interest Ducros holds in them of fifty one percent (51%) for Dessert Products International and forty nine percent (49%), for MUL, of the amount of the Indemnifiable Loss.

         b) Any decrease in assets or increase in liabilities giving rise to a claim under this warranty shall be off-set against any increase in assets or decrease in liabilities of the same accounting nature (e.g. recapture of provision for client debts against non-payment of a client debt; recapture of provision for litigation against court order to pay a sum of money with respect to a litigation).

         c) The Indemnity will only be due for amounts above the provisions recorded in the 1999 Proforma Balance Sheet for the Ducros Group or the 1999 Consolidated Accounts for the Sodis Group with respect to the event giving rise to the claim.

         d) The amount of the indemnity due in relation to a claim (i) will be decreased by any amount of insurance indemnity paid to one of the companies of the Ducros Group or the Sodis Group or to the Buyer in relation to the relevant claim, if needs be, prior to the payment of the Indemnity (ii) and in this case increased by the Tax which will be paid-up on receipt of such insurance indemnity.

         e) The provisions contained in Article 9 of the Tax Covenant and Deed of Tax Indemnity, apply for the purposes of calculating the corresponding Resulting Relief as defined in said Article 9.

         f) A single cause may only give rise to a single indemnity payment in respect of the present guarantee and a single event comprising two or more simultaneous violations of the warranty may only be compensated on one occasion.

         g) Any reduction in assets or increase in liabilities sustained by Desserts Products International or Malile and Semap shall only be taken into account for the purposes of calculating the Indemnity insofar as Hero France has not indemnified Ducros or Dessert Products International under the representations and warranties that Hero France granted Ducros within the framework of the contribution to Desserts Products International of the shares making up the capital of Malile, pursuant to the "JOINT VENTURE AGREEMENT UNDER THE CONDITIONS PRECEDENT" of November 8, 1999. Consequently, Ducros or the Buyer must have enforced such representations and warranties beforehand in accordance with their provisions unless its legal counsel provides it an opinion, and after consulting with the Sellers and their legal counsel, that its chances of success are unlikely.

         h) Furthermore, in order that the Buyer is not indemnified several times, no Indemnity will be due for any cause which has been taken into account for the calculation of (i) the Actual EBIT or (ii) the Aggregated Consolidated Net Position or (iii) the amount determined pursuant to Article 3.2.2.c) of this Agreement.

9.1.2.2 The Sellers shall be subrogated in the rights of the Companies or the Buyer vis-a-vis (i) the Sellers' or the relevant company's insurance company and
(ii) vis-a-vis third parties in respect of any Indemnity payment in case of coverage of the corresponding risk or any Indemnity payment corresponding to a claim filed by such third parties.

         Furthermore, in the event of an insurance settlement being paid out after an Indemnity has been paid by the Sellers, the Buyer irrevocably undertakes to reimburse within ten (10) Business Days following receipt thereof, less the Buyer's reasonable costs incurred in connection with the enforcement of the Indemnity and recovery of the insurance, the amount of this insurance payment immediately to the Seller that paid the corresponding amount of an Indemnity. Such amount shall be decreased by the Tax which will be paid on the insurance indemnity. This also applies to the debts of Companies settled by a debtor following payment of a corresponding indemnity by the Buyer, including within the framework of the enforcement of a warranty agreement.

This clause, as well as the clause which appears at Article 9.1.2.1 d), will also apply in the case of a reduction to the Sales Price of the Ducros Shares in conformity with the provisions of Article 3.2.2 c).

9.1.2.3 The information, in particular, documents, facts, contracts, events, clearly brought to the Buyer's attention in this Agreement and/or its Exhibits and/or in the Exhibits of the representations and warranties stipulated in
EXHIBIT 8.A and in EXHIBIT 8.B are elements that discharge the Sellers from their liability under these representations and warranties. Notwithstanding the foregoing, there shall be no discharge of the Sellers' possible liability regarding those matters listed on EXHIBIT 9.1.2.3

9.1.2.4 The Buyer undertakes, for itself and for the Companies, to take all reasonable measures in order to limit either the effects of an event which may give rise to an Indemnifiable Loss, or the amount of the Indemnifiable Loss itself.

9.1.3.   THRESHOLD AND CEILING

The Parties agree that indemnification by the Sellers in respect of the present
Article 9 shall be limited as provided below:

9.1.3.1.THRESHOLD / DEDUCTIBLE

         (a) No Indemnity in respect of Indemnifiable Losses shall be owed to the Buyer by the Sellers as long as the cumulative amount of the Indemnifiable Losses accumulated by the Sellers is less than FRF 7,500,000 (seven million five hundred thousand French francs), it being stated that any Indemnifiable Loss of an amount less than FRF 25,000 (twenty five thousand French Francs) will be excluded from the scope of application of the warranty except for any Indemnifiable Loss in relation to claims of an identical nature the amount of each being less than FRF 25,000 (twenty five thousand French Francs) but together exceeding FRF 25,000 which will be treated as one single claim for the purposes of calculating the FRF 25,000 (twenty five thousand French Francs).

         (b)      In the event that the trigger threshold as set forth in
Article 9.1.3.1 (a) is exceeded, the indemnification obligation of the Sellers shall be due only for the portion in excess of FRF 2,500,000 (two million five hundred thousand French francs).

         (c) However, the threshold of FRF 7,500,000 (seven million five hundred thousand French Francs) and the deductible of FRF 2,500,000. (two million five hundred thousand French Francs) provided for in Article 9.1.3.1.a) and Article 9.1.3.1 b) shall not apply to any Indemnifiable Loss arising out of
(i) title to the shares of the companies of the Ducros Group and the shares of the companies of the Sodis Group (ii) trademarks, and (iii) Taxes, it being specified that:

         - the exclusion of any Indemnifiable Loss for an amount of less than FRF 25,000. will not apply for Taxes and,

         - the amount of any Indemnity owed by the Sellers to the Buyer in respect of an Indemnifiable Loss where its cause is in one of the three items described in paragraphs i),ii), and iii) of this Article 9.1.3.1 c) will not be taken into account for calculating the threshold provided for in Article 9.1.3.1
a) which will continue to apply to claims whose cause is found in the other items.

9.1.3.2.CEILING

         a) The total amount of Indemnity for which the Sellers shall be liable pursuant to this warranty shall not exceed (i) a sum equal to one hundred percent (100%) of the total amount of the Sales Price for the Shares for Indemnifiable Losses arising out of title to shares of the companies of the Ducros Group or the shares of the companies of the Sodis Group (ii) a sum equal to 60% (sixty percent) of the total amount of the Sales Price for the Shares for Indemnifiable Losses arising out of trademark issues and (iii) a sum equal to 30% (thirty percent) of the total amount of the Sales Price for the Shares for all other Indemnifiable Losses.

         b) Any amount owed by the Sellers in respect of an Indemnifiable Loss where its cause is found in one of the three items described in paragraphs
(i), (ii), (iii) of Article 9.1.3.2.(a) above, will automatically be taken into account for calculating the ceiling fixed for this item but also for the calculation of the two other ceilings.

9.1.4.   TIME CONSTRAINTS

9.1.4.1.Any claims formulated pursuant to this Article 9 must be submitted:

         (i) with respect to Taxes and title to the Shares before the expiry of the applicable statute of limitation plus three (3) months, and

         (ii) for environmental matters, before expiration of the period provided for in the statute of limitation, without this period exceeding ten
(10) years from the Closing Date, in both cases plus three (3) months.

9.1.4.2.Any other claim must be notified within a period of two (2) years from the Closing Date.

9.1.4.3.The expiry of the aforementioned time limits shall not affect the Buyer's right to indemnification where the latter has duly submitted its claim within the time frames stipulated above and pursuant to the provisions of
Article 9.1.5 below.

9.1.5.   NOTIFICATION AND PAYMENT OF INDEMNITY

9.1.5.1.NON THIRD PARTY CLAIMS

Any claim regarding an event capable of triggering the indemnification obligation provided for in this Article 9.1. must be notified to the Sellers by the Buyer within a reasonable time period taking into account the circumstances and in all cases within sixty 60 days from the date that the Companies had knowledge of such event. Such notification should specify the reasons why the indemnification obligation has been invoked, as well as the amount of the Indemnifiable Loss, if this is determinable, and should be accompanied by any relevant documents then available.

9.1.5.2.THIRD PARTY CLAIMS

a) The Buyer undertakes to notify the Sellers of any third party claims or judicial or administrative proceedings brought by third parties against one of the Companies and which is likely to lead to a claim against one of the Sellers within a time period sufficient enough to enable the Sellers to exercise their rights or to state their opinion on the proceedings or claims and defend their interests. The Buyer will take particular care in case of an emergency (for example, in case of an application for the adoption of summary proceedings).

The notification should state, so far as then known to the Buyer, the reasons why the Sellers' indemnification obligation has been invoked as well as the amount of the Indemnifiable Loss, if this is determinable, and should be accompanied by any relevant documents (claim letter, procedural acts, exhibits from the file, etc.) then available. The Buyer shall subsequently keep the Sellers regularly informed of:

         (i) any negotiations with any third parties in order to allow the Sellers to state their opinion or that of any counsel of their choice on such negotiations with the third party;

         (ii) the progress of the proceedings by delivering all useful information (proceedings documents, hearing date, etc.) in order to allow the Sellers to state their opinion or that of any counsel of their choice on such proceedings, or to exercise their rights resulting from this Article 9.1. In all cases, the Buyer and the Sellers shall cooperate and exchange the information necessary for the defense of the interests of the relevant Company, the Buyer and the Sellers.

b) With regards to any proceedings, and irrespective of which Party is taking the lead on the dispute, each Party undertakes to cooperate with the other Party, to keep it informed on the progress of the aforementioned procedures and to allow it, or its legal counsel, to provide its/their point of view.

c) The Sellers may, at their own expenses and costs and with the assistance of any counsel of their choice and respecting the "DELICATESSE" principle vis-a-vis the Ducros Group and the Sodis Group, ensure the representation of the relevant Company in such proceedings, subject to (i) the Sellers (x) notifying the Buyer in writing within ten (10) Business Days after the date that Buyer has given notice of the third party claim, of their decision to do so and (y) confirming that they will indemnify the Buyer for any Indemnifiable Loss under the terms and conditions of this Agreement that the Buyer may suffer, resulting from or arising out of the third party claim, (ii) the third party claim involving only money damages and not seeking injunction and (iii) the Buyer being regularly kept informed of the progress of these proceedings in order to allow him, assisted by any counsel of his choice, to state his opinion.

(d) The Buyer and the Companies, for which the Buyer is answerable ("PORTE-FORT"), and/or the Sellers irrevocably prohibit themselves from entering into a settlement agreement with any third party without the prior agreement of the other Party. Neither the Sellers nor the Buyer may raise any objection, unless such objection is on very serious grounds, to any settlement agreement that is in (i) the best interests of the Company affected by the third party claim and (ii) would not harm the defense of the Sellers' interests;

9.1.5.3.PAYMENT OF INDEMNIFICATION

(a)      Save any objection of the Sellers notified to the Buyer within thirty
(30) Business Days of receipt by the Sellers of the notification provided for by Articles 9.1.5.1 and 9.1.5.2 above, the Indemnifiable Loss shall be deemed due and the Indemnity payable (if it can be calculated) within a period of ten (10) Business Days from the expiry of the period of thirty (30) Business Days and shall accrue interest from the expiry of such period of ten (10) Business Days (the interest being paid at the same time as the indemnification). The applicable interest rate shall be the monthly EURIBOR rate. If the EURIBOR ceases to be published, it shall be replaced as of right by the interest rate that replaces it.

(b) If, on the contrary, the Sellers notify the Buyer of their objection within the period of thirty (30) Business Days as set forth by Article 9.1.5.3
a) above, the Indemnity shall be payable within ten (10) Business Days from, either the date of an amicable settlement between the Parties, or in the absence of an amicable settlement, from service of a judgement construed as final rendered pursuant to the provisions of Article 11.11 below, and will bear interest from the expiration of this period of ten (10) Business Days (the interest being paid at the same time as the indemnification). The applicable interest rate shall be the monthly EURIBOR rate. If the EURIBOR ceases to be published, it shall be replaced as of right by the interest rate that replaces it.

(c) In the event of any proceedings brought against any third party, and in case of an agreement from the Sellers concerning the principle of indemnification, the Indemnity will be payable within ten (10) Business Days from notification of the decision construed as final and will bear interest from the expiration of this period of ten (10) Business Days (the interest being paid at the same time as the indemnification). The applicable interest rate shall be the monthly EURIBOR rate. If the EURIBOR ceases to be published, it shall be replaced as of right by the interest rate that replaces it.

9.1.6.   BENEFICIARY OF THE INDEMNIFICATION

The obligation to indemnify, whatever the origin of the Indemnifiable Loss, is stipulated as being in the favor of the Buyer and its beneficiaries, either on an individual or collective basis, and particularly in the favor of any company that succeeds the Buyer further to a merger or spin-off.

9.1.7.     PRICE REDUCTION

The Parties agree that the Indemnity paid to the Buyer pursuant to Article 9.1 of this Agreement or pursuant to the Tax Covenant and Deed of Tax Indemnity shall be treated as a non-Taxable reduction in price as described in Article 8 of the Tax Covenant and Deed of Tax Indemnity, and shall be deducted from the Sales Price of the Ducros Shares, if Ducros or a Subsidiary of Ducros is at the origin of the Indemnifiable Loss, and deducted from the Sales Price of the Shares of Sodis if Sodis or a Subsidiary of Sodis is at the origin of the Indemnifiable Loss.

9.2.     INDEMNIFICATION BY THE BUYER

The Buyer agrees to compensate the Sellers for any loss that the Sellers may suffer:

         a) from any inaccurate or insincere representations and warranties of the Buyer stipulated in Article 8.2;

         b) from the Buyer's failure to fulfil any of the other commitments and obligations it has undertaken pursuant to this Agreement.

The indemnification proceedings in this context will be identical to the proceedings set forth in Article 9.1.5. above in connection with indemnification by the Sellers. The word "SELLER" being replaced by the word "BUYER" and vice-versa in the text of Article 9.1.5.

Any claim under this Article 9.2 must be notified within a period of two (2) years from the Closing Date.

9.3      MANDATE GIVEN TO EBS BY THE SELLERS

         For the purposes of the notifications set forth in this Article 9, the "SELLERS" means EBS only, which CFS mandates to represent it in accordance with the provisions of Article 11.15.

ARTICLE 10 - CONDITIONS PRECEDENT

10.1     The sale of the Shares is expressly subject to the following Conditions
Precedent:

10.1.1 The Spanish Service for the Defence of Competition (SERVICIO DE DEFENSA DE LA COMPETENCIA) having indicated to the Buyer in a form reasonably satisfactory to the Buyer that (i) it approves the sale of the Shares to the Buyer without conditions / or under conditions satisfactory to the Buyer, or
(ii) the one-month time limit for such indication having expired without any indication from the SERVICIO DE DEFENSA DE LA COMPETENCIA, or (iii) the Spanish Minister of Economy and Finance (MINISTRO DE ECONOMIA Y HACIENDA) having indicated to the Buyer in a form reasonably satisfactory to the Buyer that it authorizes the sale of the Shares to the Buyer without conditions (or under conditions satisfactory to the Buyer).

10.1.2. The French Minister of the Economy and Finance, having indicated to the Buyer in a form reasonably satisfactory to the Buyer that it approves the sale of the Shares to the Buyer without conditions (or under conditions satisfactory to the Buyer) or alternatively that the time limit for such ministerial approval has expired without any contrary decision being rendered by the French Minister of the Economy and Finance.

10.1.3 The Portuguese Merger Control Authority "Direccao Gerale de Commercial e Concorencia" having indicated to the Buyer in a form reasonably satisfactory to the Buyer that (i) it approves the sale of the Shares to the Buyer without conditions / (or under conditions satisfactory to the Buyer) (ii) it has no intention of referring this transaction to the Portuguese Competition Council or
(iii) the time limit for such referral has expired without any referral having been made to the Portuguese Competition Council or (iv) the Portuguese Competition Council having indicated to the Buyer in a form reasonably satisfactory to the Buyer that it approves the sale of the Shares without conditions (or under conditions satisfactory to the Buyer).

10.1.4 No statute, regulation or decision having been enacted or taken by any administrative authority, and no action, suit or proceedings being pending before any court or administrative authority capable of prohibiting, restricting or materially delaying the sale of the Shares.

10.2 The parties will cooperate and do what is necessary to jointly take the steps that need to be taken vis-a-vis the relevant anti-trust authorities and make the filings required by Articles 10.1.1, 10.1.2 and 10.1.3 by July 31, 2000 at the latest. The Buyer shall keep the Sellers informed sufficiently in advance of progress in these steps as they advance. The Sellers will be able to participate in such steps as they advance if they consider this necessary.

10.3 In the event that the Buyers do not obtain a reasonably satisfactory informal favorable response from the Competition authorities, the Buyer may decide, after consulting with the Sellers and taking into account their analysis, whether to make an official notification to the competition authorities, in France or in Spain, subject to the Sellers having the possibility, in the event that the Buyer decides not to go ahead with such a notification, if they have a legitimate reason, to demand that such a notification be made. Alternatively, the Buyer will provide an opinion letter from a renown law firm confirming that such notification is not required under the applicable competition laws, in which case the notification shall not be made.

10.4 The Parties may together waive all or any of the Conditions Precedent set out in Articles 10.1.1 to 10.1.4 above.

10.5 In the event that the Conditions Precedent have not been fulfilled by November 30, 2000 or waived in accordance with Article 10.4, the Agreement shall be null and void as of right at that date, save any extension of the term decided by mutual agreement of the Parties, subject to the provisions of Article 11.1, and save for any Party's right to be indemnified for any breach of an obligation it has undertaken under this Agreement prior to it being voided.

ARTICLE 11 - MISCELLANEOUS

11.1.      EXPIRY OF RIGHTS AND OBLIGATIONS

In the event that the Agreement becomes null and void pursuant to, namely, the provisions of Article 10 above, only the provisions of Articles 11.2 (Notification), 11.4. (Disclosure), 11.5 (Confidentiality), 11.11 (Disputes),
11.13 (Language), 11.14 (Applicable law) and 11.15 (Mandate) shall continue to bind the Parties.

Furthermore, the Buyer irrevocably undertakes, within a one-year period from the date on which this Agreement would become null and void, to abstain from soliciting, directly or indirectly, any of the Key Employees.

11.2.    NOTIFICATION

11.2.1. Any notification provided for under this Agreement must be made in writing as indicated at Article 11.2.2., to the following addresses or fax numbers:

         (a) SELLERS:
         MAIN ADDRESSEE:           ERIDANIA BEGHIN-SAY
                                   ATTENTION:  MS. CATHERINE CHALON-SZYMANEK
                                   Director, Legal Department
                                   14 boulevard du General Leclerc
                                   92572 Neuilly-sur-Seine
                                   France
                                   Fax:  (33) (0)1 41 43 11 55

         COPY TO:                  CL & A - COURNOT, LEMETAIS & ASSOCIES
                                   ATTENTION:  STEPHANE J. COURNOT
                                   5 rue Beaujon, 75008 Paris
                                   France
                                   Fax:  (33) (0) 1 53 81 53 30

         (b)      BUYER:
         MAIN ADDRESSEE:           MCCORMICK & COMPANY, INCORPORATED
                                   ATTENTION:  ROBERT W. SKELTON
                                   Vice President, General Counsel and Secretary
                                   18 Loveton Circle
                                   Sparkes; Maryland
                                   USA
                                   Fax: (00) (1) 410 771 7154

         COPY TO:                  BAKER & MCKENZIE
                                   ATTENTION:  ERIC LASRY
                                   32 / 34 Avenue Kleber
                                   75116 Paris
                                   France
                                   Fax:  (33) (0) 1 44 17 45 75

11.2.2 Notification shall be deemed to have been validly delivered when delivered to the main addressee in the following manner:

         i) at the date of delivery, when personally delivered to the address indicated above;

         ii) at the date of sending, when sent by fax to the fax number indicated above with confirmation of receipt by the addressee and if it is confirmed by letter sent, immediately, to the address indicated above;

         iii) at the date of receipt, if sent by registered letter with return receipt requested to the address indicated above.

11.2.3. Each Party may modify the address, fax number or any other information indicated above at any time, provided that it informs the other Parties of this in advance in accordance with the provisions of
           Article 11.2.2.

11.3     ENTIRE AGREEMENT

The Agreement, the Exhibits and the Related Agreements and any other document executed pursuant to this Agreement, supersede all previous discussions, agreements or correspondence between the Parties and/or their counsel and are the final and complete expression of the will of the Parties.

11.4.    DISCLOSURE

The Sellers and the Buyer shall not issue or make any statement or release to the public concerning this Agreement or the transactions contemplated herein without the prior consent of the other Party, unless such statement or release is required by Law or ordered by a court or an administrative authority, in which event the Party required to make such disclosure shall try to limit the effects, and shall inform the other Party of the content of the announcement concerned prior to its release. If the time frame does not permit the Parties to mutually consult each other in advance, the Party required to make such disclosure shall inform the other Party of the content of the announcement as soon as possible.

11.5.      CONFIDENTIALITY

Each Party shall observe, and instruct its Affiliates and representatives and counsel to observe the strictest confidentiality with respect to this Agreement and any document or information concerning the other Party or one of its Affiliates, communicated to one Party by the other in connection with this Agreement or the transactions contemplated herein;

a)       unless it can be proven that such documents or information were:

         (i) previously known to the Party receiving such documents or information such Party having received them without breaching any regulation,

         (ii) in the public domain (either prior to or after the transmission of such documents or information), or

         (iii) acquired at a later date by the receiving Party from another source, if such receiving Party is not aware that such source is under an obligation to keep such documents or information confidential.

b) unless it is forced to disclose such documents or information by Law, legal or administrative process (including, but not limited to, those related to the obtaining of the necessary approvals by the government bodies of this Agreement and the transactions contemplated herein) or by other legal or regulatory requirements, or else induced to disclose such documents or information within the framework of an action or proceedings brought in the exercise of its rights deriving from the Agreement.

11.6.      ADDITIONAL UNDERTAKING

Subject to the provisions of Article 11.16 below, at any time from the signing of this Agreement, each Party shall execute and deliver to the other Party any documents and information necessary for the satisfaction of the Conditions Precedent and take all other actions as may be required to carry out the transactions contemplated by this Agreement.

11.7.      AMENDMENTS AND WAIVERS

This Agreement may not be amended, and the waiving of any of the provisions of this Agreement is only possible in writing, which writing should be duly signed by the Party against which the amendment or waiver is to be enforced.

11.8.      NON-TRANSFERABILITY - BINDING NATURE

Neither this Agreement nor any of the rights or obligations of this Agreement may be transferred by one Party without the prior written consent of the other Party, provided that the Buyer may assign the benefit of all or part of this Agreement to any one or more of its Affiliates. If all or part of this Agreement is assigned, the seller will remain jointly and severably liable with the buyer regarding the performance of the obligations contained in this Agreement.

11.9.      EXPENSES

Each Party shall pay its costs and expenses incurred in connection with the preparation, negotiation and signing of this Agreement.

The registration duties relating to the sale of the Shares shall be borne by the Buyer.

11.10.     LANGUAGE

11.10.1 This Agreement is drafted in the French language, which will constitute the governing language, excluding any other version prepared in any other language and except for terms used in another language which terms shall then be deemed binding.

11.10.2. The Exhibits may be drafted in a foreign language in which case this foreign language draft will be the governing language.

11.11      DISPUTES

(a) The Parties will try amicably to resolve any disputes that may arise between them in connection with the performance of this Agreement, within a 2 (two) month period from when the dispute arises.

(b) In the event that any dispute regarding the validity, the performance, the termination or the interpretation of this Agreement persists and subject to the provisions of Articles 3.4(c) to (h) and Article 7.3(c)(ii) above, said dispute shall be finally settled by an arbitration tribunal sitting in Geneva in accordance with the Rules of Arbitration of the International Chamber of Commerce ("ICC"), made up of three (3) arbitrators appointed in accordance with said rules. The Chairman of the arbitration tribunal may not be of French, American or Italian nationality. For the purposes of this clause, McCormick & Company, Incorporated and the company that it may substitute for itself to close the transaction shall be represented by one single arbitrator, and EBS and CFS shall also be represented by one single arbitrator.

         The arbitrators must speak both English and French fluently. The proceedings shall be held in Geneva, in the English language. However, each of the Parties shall have the right to select the language in which it shall draft its court submissions (MEMOIRES) and any written correspondence, and such documents shall be accepted by the arbitrators in English or in French, and without any need for any translations thereof (whether from French into English, or from English into French). In addition, the Exhibits shall be transmitted in their original language. The arbitral award shall be drafted in English. The fees of the arbitrators as well as costs and expenses related to the arbitration, including reasonable attorneys' fees, shall be borne by the Parties in the proportions decided upon by the arbitration tribunal in its award.

(c) The arbitratral award shall be final and binding on the Parties, and any decision for the purpose of the enforcement of said award may be applied for in any court of competent jurisdiction.

(d) By its signature of this Agreement, each of the Parties hereby irrevocably agrees to submit to the jurisdiction of the ICC, to the jurisdiction of the arbitration tribunal that may be formed pursuant to the Rules of Arbitration of the ICC and of any court that may have jurisdiction by reason of the arbitral award rendered under this Agreement.

         The Parties hereto irrevocably agree to, promptly and in good faith, implement any award that may be rendered pursuant to the provisions of this Agreement, provided only that said award has become final.

(e) Notwithstanding this arbitration clause, the Parties may seek conservatory measures before the competent national courts.

11.12.     INVALID PROVISIONS

If any of the provisions of this Agreement is found to be unlawful or non-enforceable by application of any Law present or future, and provided that the rights and obligations of a Party under this Agreement are not affected negatively in a significant manner, the following principles shall apply: (a) such provision shall be distinguished from the other provisions of the Agreement, (b) this Agreement shall be interpreted and applied as if the unlawful or non-enforceable provision had never been a part of it, (c) the other provisions of the Agreement shall remain in force and shall not be affected by the unlawful or non-enforceable provision, and (d) in lieu of any such unlawful or non-enforceable provision a lawful and enforceable provision shall be included automatically as part of the Agreement under terms which are as similar as possible to the deleted provision.

11.13    APPLICABLE LAW

The Agreement is governed by the laws of France.

11.14.     DUPLICATES

Several copies of the Agreement may be signed by each Party individually, each copy being certified as an authentic copy of the original. However, the totality of the copies shall constitute a single and unique agreement.

11.15.     MANDATE

CFS hereby appoints EBS, which accepts, as its representative with the task of receiving and circulating any notice, taking any decisions and signing any documents in respect of or necessary for the performance of this Agreement in the name of and on behalf of all the Sellers.

11.16    ACCESS TO CERTAIN INFORMATION AND PERSONNEL OF DUCROS

As of the execution of this Agreement and until the Closing Date, the Buyer (subject to and in accordance with the terms and conditions set out below) shall have a right of access to all offices and manufacturing sites, books and records, documents, contracts and other materials relating to the business affairs, finances, Products, assets, operations and personnel of Ducros, Sodis and their Subsidiaries, including Mr. Henault and Mr. Corbille.

The Buyer's requests must be reasonable, and the "reasonable" nature thereof shall be assessed with regard to the objective being sought, i.e., to provide the Buyer with a better understanding of the business of the Companies to facilitate the transition between the Sellers and the Buyer.

In addition:

- the exercise of the above-specified option by the Buyer must not represent, in any manner whatsoever, any interference with regard to the activities of the Companies and/or their personnel;

- the inspections or examinations of documents shall be performed (i) during normal business hours, (ii) in the presence of a representative of the Sellers responsible for namely, ensuring that confidentiality is respected (iii) where appropriate, on premises other than the premises of the Companies, and (iv) in the presence of up to a maximum of four
         (4) representatives of the Buyer accompanied, if necessary, by a translator and (v) will not exceed 2 days a week pursuant to the Access Plan attached as EXHIBIT 11.16;

- any inspection or examination of documents must be notified to the Sellers at least three (3) Business Days in advance. Such notice must include a precise description of the premises, persons and documents to which or to whom the Buyer would like to have access.

In the case that Closing does not take place within five (5) weeks of signing this Agreement, the Buyer will provide the Sellers with a new Access Plan for the subsequent weeks on the same basis and under the same conditions.

11.17    TAXES

Any issue related to Tax is settled by this Agreement unless it is specifically referred to in the Tax Covenant and Deed of Tax Indemnity and by the Agreement for a Departure from the Tax Consolidation Group in which case it shall be settled by such agreements. In the case of any discrepancies regarding a Tax issue between any provision of the Agreement and a provision of the Tax Covenant and Deed of Tax Indemnity or of the Agreement for the Departure from the Tax Consolidation Group, the provisions of the Tax Covenant and Deed of Tax Indemnification or of the Agreement for a Departure from the Tax Consolidation shall prevail.

ARTICLE 12

The Buyer undertakes to file, on its behalf and on behalf of the Sellers, no later than two (2) weeks after signature of this Agreement, the necessary filing in order that the transaction contemplated by this Agreement be examined by the Polish merger control authorities.

The Parties shall cooperate in the preparation of this filing as promptly as possible.

Executed in Paris, on July 12, 2000
In 5 originals.


---------------------------                   ------------------------
For EBS                                       For CFS
Stefano Meloni                                Adrian Steed

----------------------------------            ----------------------------------
For McCormick & Company,  Incorporated        For McCormick & Company, Incorporated
Robert J. Lawless                             Gordon M. Stetz, Jr.

                                   EXHIBIT 8 A

                         REPRESENTATIONS AND WARRANTIES
                               OF THE DUCROS GROUP

PRELIMINARY ARTICLE

All the representations and warranties regarding Mul are given uniquely "TO THE SELLERS' KNOWLEDGE", except those given in Articles 1,2 and 4 of this EXHIBIT 8.A. Furthermore, the Sellers declare that none of the companies of the Ducros Group, can be held personally liable for the consequences of any act or liability of Mul, except Ducros in its capacity as a shareholder up to the amount of its equity interest in Mul's share capital (75,900 FRF). None of the companies of the Ducros Groups nor their directors are de facto managers of Mul.

ARTICLE 1 - CAPACITY OF CFS

1.1 - Each of CFS and EBS has requisite powers and authority to enter into this Agreement and the Related Agreements and to fulfill its respective obligations incumbent upon it, particularly in the case of CFS to sell the Shares.

1.2 - Except as provided for at Article 10 and 12 of the Agreement, the signing of this Agreement and the Related Agreements by CFS and EBS and the closing of the transactions contemplated herein:

         a) are not subject to any prior authorization, consultation or approval, as the case may be, by the management boards of CFS, EBS and Ducros, the Workers Council of EBS and Ducros, or administrative authorities other than those that have already been obtained and a copy of which was supplied to the Buyer pursuant to the provisions of Article 5.2 of this Agreement; and, except with regards to approval by the Board of the Buyer as a new shareholder of Ducros which shall be obtained before the Closing Date, no other corporate action on the part of the Sellers is necessary to authorise this Agreement or the closing of the transactions contemplated herein;

         b) will not violate any of the clauses of the by-laws of CFS, EBS or Ducros;

         c) are not contrary to the provisions of any judicial or administrative decision.

ARTICLE 2 - INCORPORATION OF THE COMPANIES OF THE DUCROS GROUP

2.1 - The companies of the Ducros Group were duly incorporated and are duly registered with the registry of commerce and companies or its equivalent. The secondary establishments of the companies of the Ducros Group have also been duly registered with the registry of commerce and companies when such registration is required by Law.

2.2 - The by-laws of the companies of the Ducros Group except those listed in EXHIBIT 8.A.2.2, have been filed at the registry of commerce and companies and are complete, exact and up to date.

2.3 - The companies of the Ducros Group registered in France are not subject to any proceedings initiated on the basis of the prevention and amicable settlement of corporate financial difficulties or any insolvency proceedings or legal liquidation, or their equivalent for the companies of the Ducros Group registered outside France, and there are no grounds for these companies to be subject to such proceedings. Each company of the Ducros Group is solvent and able to pay its debts as they fall due. Except as set forth in EXHIBIT 8.A.2.3., the shareholders of the companies of the Ducros Group have not decided to liquidate them, and the companies are not subject to any legal decision ordering such liquidation.

2.4 - Except as set forth in EXHIBIT 8.A.2.4., the corporate bodies ("ORGANES SOCIAUX") of the companies of the Ducros Group were set up and operate in accordance with the Laws applicable to them. The registers, books and documents of these companies are held in accordance with provisions of the Law and truly and accurately reflect the corporate decisions made by these companies.


ARTICLE 3 -  AUTHORIZATIONS AND OTHER PERMITS

3.1 - Except as set forth in EXHIBIT 8.A.3.1., the companies of the Ducros Group have all the Authorizations necessary to carry out their Activities as these are currently carried out. These Authorizations are in full force.

3.2 - To the Sellers' Knowledge, there are no facts or events likely to result in the withdrawal, suspension or questioning of said Authorizations. The companies of the Ducros Group carry out their activities in accordance with these Authorizations and all applicable Laws.

ARTICLE 4 - SHARE CAPITAL

4.1 - For each of the companies of the Ducros Group, EXHIBIT 8.A.4.1 identifies, as of the date of this Agreement (i) the jurisdiction and date of incorporation, (ii) the names of its directors or managers and the date that their position is to be renewed, (iii) the share capital, (iv) the number of shares, and (v) the names of all the shareholders as well as the number and percentages of shares they own.

4.2 - The shares and equity interests ("PARTS SOCIALES") that make up all the capital of the companies of the Ducros Group are the only transferable securities issued by the companies of the Ducros Group. The companies of the Ducros Group have not issued or promised to issue any other securities of any type whatsoever, including but not limited to investment certificates ("CERTIFICAT D'INVESTISSEMENT") and preferred shares without voting rights ("ACTIONS PRIORITAIRES SANS DROIT DE VOTE") or bonds ("OBLIGATIONS").

         Except as set forth in EXHIBIT 8.A.4.2., the companies of the Ducros Group have made no commitment concerning (i) a capital increase, particularly through the issue of options or convertible or exchangeable securities or (ii) other rights to acquire or to offer shares, equity interests securities, bonds, Liens or other rights over the share capital of any of the companies of the Ducros Group.

         From the Closing Date, the Buyer shall exercise all the rights attached to the Ducros Shares, particularly the right to vote and the right to receive all dividends.

4.3 - Except as set forth in EXHIBIT 8.A.4.3., the shares and equity interests making up the capital of the companies of the Ducros Group are validly issued and fully paid-up; except as set forth in EXHIBIT 8.A.4.3., the shares and equity interests are freely transferable and there are no other restrictions to their transferability other than those set forth in this Agreement and those resulting from the Law or their by-laws.

4.4 - Except as set forth in EXHIBIT 8.A.4.4, the shares and equity interests of the companies of the Ducros Group are free from any Liens.


ARTICLE 5 - EQUITY INTERESTS

5.1 - Except as set forth in EXHIBIT 8.A.5.1. and for their equity interests within the group, the companies of the Ducros Group do not, directly or indirectly, hold any equity interest of any amount or kind whatsoever in any company or legal entity, nor has any company of the Ducros Group any liability arising out of any equity interest in any company or legal entity which it no longer holds.

5.2 - Except the position of President of Sodis held by Ducros in, the companies of the Ducros Group do not exercise any duties as legal representatives of a company ("MANDATAIRES SOCIAUX") in another company and are not likely to be qualified as a de facto manager of another company or legal entity.

5.3 Except as set forth in EXHIBIT 8.A.5.3., the companies of the Ducros Group are not party to any shareholders' agreement or to any other agreement that deals with the management of a company of the Ducros Group by a company which is not in the Ducros Group or which aims to split all or part of the profits with a third party, and they have not promised to enter into any such agreements.

5.4 Ducros is party to a joint venture with Hero France pursuant to (i) contribution agreements nos. 1 and 2 (without their exhibits), (ii) a joint-venture agreement subject to conditions precedent, (iii) representations and warranties (without their exhibits) dated November 8, 1999 as attached in EXHIBIT 8.A.5.4.

5.5 By decision of the general shareholders' meeting dated May 5, 2000, Malile was merged into Dessert Products International, the merger and contribution agreement is attached as EXHIBIT 8.A.5.5.

ARTICLE 6 - FINANCIAL STATEMENTS

6.1 The 1999 Proforma Consolidated Balance Sheet of the Ducros Group, which is attached in EXHIBIT 1(d)1 of the Agreement, complies with the Laws and was prepared in accordance with French GAAP, taking into consideration the consolidation principles. The 1999 Consolidated Accounts of the Ducros Group are true and accurate and fairly present the financial position, the income statement and the assets and liabilities of the companies of the Ducros Group as of December 31, 1999, were prepared in accordance with French GAAP and show all liabilities and off-balance sheet items.

         The balance sheets and schedules of Malile and Semap as at December 31, 1999 which are attached as EXHIBIT 1d(2) of the Agreement are true and accurate and fairly present the financial position and the assets and liabilities of Malile and Semap as at December 31, 1999, were prepared in accordance with French GAAP and show all liabilities and off-balance sheet items.

6.2 Except as set forth in EXHIBIT 8.A.6.2, the companies of the Ducros Group have no off-balance sheet commitments nor any litigation at 31 December 1999, other than those mentioned in the 1999 Consolidated Accounts of the Ducros Group and regarding Malile and Semap, in their 1999 balance sheets and schedules.

6.3 Except as set forth in EXHIBIT 8.A.6.3, the companies of the Ducros Group have not issued or promised to issue any guarantees, securities or letters of comfort to guarantee performance of third party obligations nor do they have any unusual liabilities or other liabilities other than those arising in the ordinary cause of business which have not been recorded in the 1999 Consolidated Accounts of the Ducros Group and with respect to Malile and Semap, in the 1999 Balance Sheets for Malile and Semap.

6.4 The books and records of the Ducros Group properly reflect all transactions of the Ducros Group in accordance with GAAP.

6.5 The Projected EBIT was prepared on the basis of future sales and objectives for revenues and profits for the Ducros Group and for the Sodis Group, which the Sellers estimated, at the time the amounts were established and taking into account their experience, could reasonably be achieved by the two groups subject to risks and uncertainties which could affect them and which originate from outside factors, including but not limited to, action taken by competitors, relationships with clients, fluctuations in costs, availability of the chain of suppliers, foreign economic conditions and fluctuations in the exchange rates.

         It is expressly agreed that this representation is not a warranty by the Sellers that the objectives and results in the Projected EBIT will be achieved.

ARTICLE 7 - PERSONNEL OF THE COMPANIES OF THE DUCROS GROUP

7.1 The lists of the employees of the companies of the Ducros Group as at May 31, 2000, are attached as EXHIBIT 8.A.7.1.1. These lists set forth the employer, name, title, nature of the term (either fixed or indefinite) of their contract, their age, seniority, category and classification, as necessary, as well as their remuneration, including bonuses and benefits in-kind. They have not been significantly modified since they were prepared.

         The list of people assigned by EBS to the companies of the Ducros Group and the terms of their assignment are attached as EXHIBIT 8.A.7.1.2.

         The lists of employees on sabbatical leave, parental leave or on long-term sick leave as at May 31, 2000, are attached as EXHIBIT 8.A.7.1.3.

         Except as attached as EXHIBIT 8.A.7.1.4, none of the employment contracts of the French Companies of the Ducros Group provide for a notice period or payment of compensation in excess of that provided for by applicable Laws or the collective bargaining agreement.

7.2 The list of Key Employees and legal representatives of the companies of Ducros Group is attached as EXHIBIT 8.A.7.2.1.

          To the Sellers' knowledge, none of the Key Employees has resigned or threatened to resign. True and complete copies of the employment contracts between the companies of the Ducros Group and the Key Employees as currently in effect are attached as EXHIBIT 8.A.7.2.2.

          Except as set forth in EXHIBIT 8.A.7.2.3., the legal representatives of the companies of the Ducros Group do not have any employment contracts or service contracts granted to them by the companies of the Ducros Group.

7.3 - Except as set forth in EXHIBIT 8.A.7.3., the employment contracts have been executed by the companies of the Ducros Group, taking into account the positions occupied by the employees in accordance with their contractual provisions, the collective bargaining agreements ("CONVENTIONS COLLECTIVES") and Laws, particularly those related to wages, working hours, and to health and safety conditions, and the companies of the Ducros Group are up to date with their obligations as employers.

7.4 - EXHIBIT 8.A.7.4. sets forth the titles of the collective bargaining agreements applicable to the companies of the Ducros Group.

7.5 - The companies of the Ducros Group are not subject to any legal decision or settlement agreement providing for the rehiring of a former employee.

7.6 - EXHIBIT 8.A.7.6. lists or contains copies of the investigations, notices received from or reports prepared by Labor Inspectors and received by the companies of the Ducros Group during the last two (2) years as well as copies of the responses given by the companies of the Ducros Group.

7.7 - Except as set forth in EXHIBIT 8.A.7.7., the companies of the Ducros Group have not experienced any strikes or other industrial action during the last two (2) years, and, to the Sellers' Knowledge, excluding the consequences linked to normal annual wage bargaining, there are not any serious threats of strikes or other industrial action.

7.8 - A copy of the agreements related to working hours signed by the companies of the Ducros Group is attached as EXHIBIT 8.A.7.8.

7.9 - EXHIBIT 8.A.7.9. sets forth the labor law proceedings (administrative or judicial) currently pending to which the companies of the Ducros Group are party. To the Sellers' Knowledge, there are no serious threats that such proceedings which would justify recording a provision in the 1999 Proforma Consolidated Balance Sheet for the Ducros Group, are initiated against the companies of the Ducros Group.

7.10. Save as disclosed in EXHIBIT 8.A.7.10, no company of the Ducros Group makes or is required to make contributions to any pension, profit sharing or other retirement plan, employee share ownership plan, bonus or other incentive plan, contractual severance plan, health, death or group insurance plan or similar plan agreement program or undertaking ("PLAN"). The companies of the Ducros Group have made all required contributions under their respective Plans and paid all premium amounts payable for all periods through and including the Closing Date when required by applicable GAAP, and adequate provisions have been made in the 1999 Proforma Consolidated Balance Sheet of the Ducros Group.

ARTICLE 8 - FIXED ASSETS

8.1 - Attached as EXHIBIT 8.A.8.1. is the list of the real property owned by the companies of the Ducros Group.

         The companies of the Ducros Group have full title and ownership of this real property.

         Except as set forth in EXHIBIT 8.A.8.1., this real property is not subject to any mortgages and is not subject to any third-party action to claim title or other Liens.

8.2 - The list of real property leased by the companies of the Ducros Group is attached as EXHIBIT 8.A.8.2.1. No other leases or temporary leases ("CONVENTION D'OCCUPATION PRECAIRE") have been signed by the companies of the Ducros Group.

         Except as set forth in EXHIBIT 8.A.8.2.2., the companies of the Ducros Group have not executed any financial leases ("CREDIT-BAIL") concerning real property.

         These leases, temporary leases and financial leases are in force and are not subject to any disputes or claims except as disclosed in
         Article 17 of this EXHIBIT 8.A. They do not contain any onerous provisions.

         The companies of the Ducros Group have complied with the contractual clauses of leases, temporary leases and financial leases and the companies of the Ducros Group are up to date with respect to payment of rents and occupation indemnities.

         All options granted to the companies of the Ducros Group with respect to real property listed in EXHIBIT 8.A.8.2.2 have been duly exercised in accordance with their terms and conditions by the relevant companies.

         Except as set forth in EXHIBIT 8.A.8.2.3., the companies of the Ducros Group have not received any notice ("conge") or notice of termination of these agreements, and these agreements do not provide any termination clause or right of variation in the event of a change in control in the capital or management of the companies of the Ducros Group.

8.3 - Except as set forth in EXHIBIT 8.A.8.3 and the buildings in Albania, the buildings conform, in all material respects, to the Laws and, in particular, the zoning and building ordinances and safety, hygiene and labor rules applicable to them. The buildings are in a normal state of repair and maintenance, taking into account their age and the quality of materials generally used locally, and their current condition does not require any major structural or other repair.


8.4 - Except as set forth in EXHIBIT 8.A.8.4.1., the buildings are used exclusively by the companies of the Ducros Group for the needs of their usual activities and make up all of the buildings necessary for these activities, subject to subcontracting activities. The buildings are suitable for the purposes for which they are currently being used.

         Except as set forth in EXHIBIT 8.A.8.4.2., the companies of the Ducros Group have not granted any third party any rental agreements for the buildings that belong to them or any sublease agreement for those which they are leasing.

8.5 - Except as set forth in EXHIBIT 8.A.8.5., the companies of the Ducros Group have not received any notification of any administrative or court decision that might restrict or modify the use of the buildings by the companies of the Ducros Group.


ARTICLE 9 - MOVEABLE PROPERTY OTHER THAN INVENTORIES

9.1 - Attached as EXHIBIT 8.A.9.1, is a list of the Moveable Property, as at May 31, 2000, used by the companies of the Ducros Group. This Moveable Property makes up all the Moveable Property necessary for the normal course of the business of the companies of the Ducros Group, except for that necessary for the sub-contracted industrial manufacturing activities. There have been no material changes to the lists of Moveable Property since this date.

9.2 - The companies referred to above have full ownership of all the Moveable Property, except those used under a financial lease ("CREDIT-BAIL") or a lease agreement. The list of the lease or financial lease agreements is attached as EXHIBIT 8.A.9.2.

9.3 - Except as set forth in EXHIBIT 8.A.9.3., the Moveable Property is not subject to any Liens or any third-party action to claim title.

9.4 - Except as set forth in EXHIBIT 8.A.9.4., the Moveable Property is in a normal state of maintenance and repair and operating conditions, subject to ordinary wear. It is fit for the purposes for which it was intended and all the legal and regulatory provisions applicable to it have been complied with.

9.5 - The lease and financial lease agreements pertaining to Moveable Property are in force and are not subject to any disputes or claims except as set forth in Article 17 of EXHIBIT 8.A. The companies of the Ducros Group have complied, in all material respects, with the contractual clauses of these agreements and they are up to date with all rent payments.

         Except as set forth in EXHIBIT 8.A.9.5., the companies of the Ducros Group have not received any notification of termination of these agreements, and these agreements do not provide for any termination clause or right of variation in the event of any change in the control in the capital or management of the companies of the Ducros Group.

ARTICLE 10 - INVENTORIES

10.1 The inventories and work in progress appearing in the 1999 Proforma Consolidated Balance Sheet of the Ducros Group were valued using methods which are set forth in EXHIBIT 8.A.10. which comply with French GAAP. Necessary and "PRUDENT" reserves have been made regarding such inventories and work in progress taking into consideration age, state and obsolescence.

10.2 The inventories and work in progress are the absolute property of the relevant company of the Ducros Group and are free from Liens, subject to usual and contractual or legal provisions and retention of title clauses.

10.3 The level of inventories and work in progress is not materially different from the levels thereof at comparable dates with respect to previous years and after taking into account the evolution of business.

10.4 All outstanding purchase orders of each of the companies of the Ducros Group were made in the ordinary course of business, consistent with past practices, and will not have the effect of increasing inventories beyond normal and customary levels.

10.5 The inventories of the companies of the Ducros Group are in good, merchantable condition subject to reserves, free of damages or defects and are suitable for the purposes, for which they are intended.


ARTICLE 11 - RECEIVABLES

11.1 - Reserves for receivables appearing in the 1999 Proforma Consolidated Balance Sheet of the Ducros Group have been made in accordance with French GAAP. Except as set forth in EXHIBIT 8.A.11.1. and to the Sellers' Knowledge, no receivable is subject to a counterclaim. All receivables are valid and enforceable and, not being the object of a set-off except in the ordinary course of business, have realised their nominal amount subject only to any provisions for bad debts appearing in the 1999 Proforma Consolidated Balance Sheet of the Ducros Group.

11.2 - The necessary provisions have been made in the 1999 Proforma Consolidated Balance Sheet of the Ducros Group to allow payment of discounts, rebates or other advantages and temporary or annual commitments granted by the companies of the Ducros Group until December 31, 1999.

ARTICLE 12 - BANK ACCOUNTS

Attached as EXHIBIT 8.A.12. are:

         a) the list of bank accounts opened by the companies of the Ducros Group and,

         b) the list of individuals holding powers of attorney for said accounts together with a summary statement of the terms thereof.

ARTICLE 13 - INTELLECTUAL PROPERTY RIGHTS AND COMPUTER SOFTWARE

13.1 - EXHIBIT 8.A.13.1 lists and describes all of the Intellectual Property Rights, with the exception of all general office software, entirely owned by the companies of the Ducros Group, subject to any copyrights for which there can be no exclusive rights or ownership of moral rights.

13.1.1 EXHIBIT 8.A.13.1.1 lists all license agreements, with the exception of all general office software, under which the companies of the Ducros Group benefit from Intellectual Property Rights and all other instruments and/or documents relating to such licenses.

13.1.2 EXHIBIT 8.A.13.1.2 lists all license agreements under which the companies of the Ducros Group have licensed Intellectual Property Rights to third parties and all other instruments and/or documents relating to such licenses. Save as described in EXHIBIT 8.A.13.1.2, no other licenses have been granted by any company of the Ducros Group in respect of its Intellectual Property Rights.

13.2 The Intellectual Property Rights owned by the companies of the Ducros Group and listed in EXHIBIT 18.A.13.1., are either duly registered or duly filed and except as stated in EXHIBIT 8.A.13.1, such filings and registrations have been maintained and/or been renewed with the competent authorities and the relevant companies of the Ducros Group are the legal and beneficial owners of them, free from all Liens.

         The Ducros Group has taken all appropriate actions to preserve and enforce its Intellectual Property rights except as set forth in EXHIBIT 18.A.13.1.

         The companies of the Ducros Group do not use any Intellectual Property Rights belonging to a third party other than those listed in EXHIBIT 8.A.13.1.1. The Activities of the Ducros Group have not at any time in the last (5) five years, infringed (i) the Intellectual Property Rights of any third party or (ii) any copyright. No know-how or processes used by the companies of the Ducros Group infringe any third party rights.

13.3 - All computer software used by the companies of the Ducros Group is currently licensed to them. The companies of the Ducros Group do not use any software programs belonging to third parties without authorization, and there are no third party claims in this regard. Except as listed in EXHIBIT 8.A.13.3, the Intellectual Property Rights and software programmes are fit for their purpose, and there has been no defect or feature which may have adversely affected their performance or the performance of any other software, hardware or systems in the past 12 months.

13.4 -   The Intellectual Property Rights listed in EXHIBIT 8.A.13.1 and in
         EXHIBIT 8.A.13.1.1., represent all of the Intellectual Property Rights and software programs necessary for the companies of the Ducros Group to conduct their activities as they have been historically conducted, except for those used to carry out the subcontracted activities.

13.5 - In the last five (5) years there have been no breaches of any license agreement with respect to Intellectual Property Rights. Except as listed in EXHIBIT 8.A.13.5, neither the

         Intellectual Property Rights nor the license agreements will be affected by the transactions contemplated herein.

ARTICLE 14 - INSURANCE

14.1 - A list of all principal insurance policies subscribed by the companies of the Ducros Group or by EBS under its group policies is attached as EXHIBIT 8.A.14.1.

14.2 - Except as set forth in EXHIBIT 8.A.14.2., these insurance policies cover the risks that may affect the assets of the companies of the Ducros Group sufficiently and under normal conditions, in accordance with good commercial practice. Each company in the Ducros Group is adequately covered against accident, third party, public liability, product liability and other risks generally covered by insurance.

14.3 - Attached as EXHIBIT 8.A.14.3. is a list of insurance claims in excess of 250,000 FRF (two hundred and fifty thousand French Francs) or its exchange value in the currency of the country in which each of the companies carries out is activities, on the date of the signing of this Agreement, within the last two (2) fiscal years, and the amount of indemnities paid by the insurance companies in relation to said claims.

14.4 - All premiums of the insurance policies as listed in EXHIBIT 8.A.14.1 have been paid by the companies of the Ducros Group and all obligations set forth in the clauses of these policies have been fulfilled in all material respects.

14.5 - The companies of the Ducros Group have not been informed by the insurance companies of their intention to increase substantially the amount of said premiums, to terminate the policies or not to renew them and nothing has been done or omitted which would make any insurance policy void or voidable or enable the insurers to void the same.


ARTICLE 15 - LOANS PAYABLE

15.1 - Attached as EXHIBIT 8.A.15.1.1. are a list and complete and accurate copies of the middle-term and long-term loans and other credit facilities, including repayable subsidies, that the companies of the Ducros Group have subscribed, with an indication of the amount, term and the securities pertaining to said loans and other credit facilities.

         Attached as EXHIBIT 8.A.15.1.2. are a list and complete and accurate copies of the loans and other credit facilities granted by the companies of the Ducros Group to third parties other than the companies of the Ducros Group and, in particular, to their employees.

15.2 - These loans and credit facilities were duly subscribed. The companies of the Ducros Group have complied with their contractual obligations under said loans and credit facilities and these loans and credit facilities are not subject to any claims except as set forth in Article 17 of this EXHIBIT 8.A.

         Except as set forth in EXHIBIT 8.A.15.2., these loans payable or credit facilities do not provide for any early repayment or acceleration clauses ("REMBOURSEMENT ANTICIPE" or "DECHEANCE DU TERME") in the event of a change in management or control in the companies of the Ducros Group, or for any early repayment penalties.

15.3 Except as set forth in EXHIBIT 8.A.15.3.1., the companies of the Ducros Group do not benefit from any debt write-off subject to a clause governing the return to a more profitable financial situation ("CLAUSE DE RETOUR A MEILLEURE FORTUNE") that might still be implemented.

         Except as set forth in EXHIBIT 8.A.15.3.2. and the settlement of the "INTERCO" accounts between the companies of the Ducros Group, on the one hand, and CSF or the Affiliates of CFS on the other hand, the companies of the Ducros Group are not subject to any demand for early repayment of either their middle-term and long-term debts or credit facilities received, and they did not make early repayments of any loans or credit facilities during the 1999 fiscal year.

15.4 No company of the Ducros Group has received any grant, subsidy or other financial concession which is liable to be refunded or varied as a result of the change in the management or control of the Companies in the Ducros Group.


ARTICLE 16 - ENVIRONMENT

16.1 - Except as set forth in EXHIBIT 8.A.16.1., the companies of the Ducros Group have complied in all material respects with the applicable environmental Laws concerning classified installations, pollution, contamination or protection of the environment, the storage, labelling, handling, release, treatment, manufacture, processing, deposit, transportation or disposal of substances which may have a harmful effect on the environment or the health of man or on any living organism

         Except as set forth in EXHIBIT 8.A.16.1., and except for fibro-cement sheets present in certain buildings that contain a percentage of asbestos, (it being specified that this percentage of asbestos complies with all applicable regulations in force on the date of this Agreement), the buildings owned by the companies of the Ducros Group or leased by the companies of the Ducros Group, do not contain any asbestos.

16.2 Except as set forth in EXHIBIT 8.A.16.2., the companies of the Ducros Group are not legally required to perform work or have work performed or to make capital expenditures in order to comply with any environmental Laws relating to classified installations, pollution, contamination or protection of the environment, the storage, labelling, handling, release, treatment, manufacture, processing, deposit, transportation or disposal of substances which may have a harmful effect on the environment or the health of human beings or on any living organism which would be in an annual amount higher than 250,000 FRF (two hundred and fifty thousand French Francs) in aggregate for the Ducros Group, or its exchange value in the currency of the country in which the companies of the Ducros Group listed hereafter carry out an industrial activity: Ducros (France), Ducros SA (Spain), Dessert Products International/ Malile, Ducros Margao, Alb Ducros.

16.3 - Except as set forth in EXHIBIT 8.A.16.3., no current or former employees have made claims against the companies of the Ducros Group on the basis of exposure to toxic substances in the performance of their duties with the Companies, and, to the Sellers' Knowledge, no current or former employee of the companies of the Ducros Group is undergoing medical treatment due to exposure to any such substances during the performance of their duties with the companies of the Ducros Group.

16.4 In the last five (5) years no discharge, release, leaching, emission or escape into the environment of any such substance has occurred or is occurring in the conduct of the current or any former businesses of any of the companies of the Ducros Group or for which any of them may otherwise be held liable nor do the Sellers have actual Knowledge that any such event occurred in relation to any piece of land adjacent to any of the pieces of land occupied by the Ducros Group.

16.5 The Sellers have produced to the Buyer full and accurate copies of all environmental reports prepared in relation to the activities of the Ducros Group during the last three (3) years.


ARTICLE 17 - LITIGATION

17.1 -   Except as set forth in EXHIBIT 8.A.17.1., the companies of the Ducros
         Group:

         (a) are not parties to any judicial, administrative or arbitration actions or criminal proceedings currently pending;

         (b) to Sellers' Knowledge, there are no facts likely to be the cause of such action.

17.2 - Except as set forth in EXHIBIT 8.A.17.2., there are no legal actions currently pending or any facts likely to give rise to such actions, that might result in the companies of the Ducros Group or any of the Key Employees in his capacity as an employee, being sentenced to criminal sanctions. Nor to the Sellers' Knowledge, are there any matters that might give rise to, nor any serious threats of, any such proceedings.

17.3 - The litigation in which the companies of the Ducros Group are involved has been duly reserved in the 1999 Proforma Consolidated Balance Sheet of the Ducros Group in accordance with French GAAP.

17.4 - The companies of the Ducros Group are not subject to any judgements or orders not yet enforced that might have a significant negative impact on their financial condition.

17.5 - Except as set forth in EXHIBIT 18.A.17.5, the companies of the Ducros Group are not the subject of any official investigation or enquiry by any administrative authority nor have they been informed that any such investigation or enquiry may take place.

ARTICLE 18 - CUSTOMERS AND SUPPLIERS

18.1 - EXHIBIT 8.A.18.1 lists or contains, as the case may be, at the date of signing of this Agreement, the (i) the twenty (20) largest customers in terms of annual revenue before VAT of the Ducros Group and (ii) all other customers of the Ducros Group which each purchase in excess of five million French Francs (5,000,000 FRF) or its exchange value in the currency of the country in which the companies carry out their activities, (iii) together with complete copies of the current contracts with the distribution chains ("CENTRALES D'ACHAT").

18.2 - Attached as EXHIBIT 8.A.18.2. is a list at the date of signature of this Agreement of (i) the ten (10) largest suppliers in terms of costs for each of Ducros and Ducros Distribution Benelux and (ii) any other suppliers of the Ducros Group who generate individually revenues in excess of five million French Francs before VAT (5,000,000 FRF) with the Ducros Group or its exchange value in the currency of the country in which the companies carry out their activities.

18.3 Except as set forth in EXHIBIT 8.A.18.3, to the Sellers' Knowledge, none of the major customers or suppliers of any of the companies of the Ducros Group intend to cease doing business with such companies, or to reduce materially the amount of the business that it is presently doing with such company. The Parties to the contract mentioned in paragraphs 8.A.18.1 and 8.A.18.2 have in all material respects carried out their contractual obligations.

ARTICLE 19 - OTHER AGREEMENTS

19.1 - Attached as EXHIBIT 8.A.19.1. lists or contains, agreements other than inter-company agreements and those which have not already been listed in other Exhibits, true and complete copies or extracts of the current contracts therefor:

         a) service agreements or those entered into with subcontractors representing individually (i) a financial commitment of the companies of the Ducros Group in excess of three million French Francs (3,000,000 FRF) and (ii) with a term in excess of one (1) year;

         b) contracts which (i) are onerous, and/or (ii) have a non-compete clause, and/or (iii) have an exclusivity clause, and/or (iv) are not entered into in the ordinary course of business with a material impact on the companies of the Ducros Group.

19.2 The agreements attached as EXHIBIT 8.A.18.1, 8.A.18.2 and 18.A.19.1, of this EXHIBIT 8.A. were entered into by the companies of the Ducros Group in the ordinary course of business, except those contracts mentioned in Article 8.A.19.1.b)(i) and Article 8.A.19.1(b)(iv). They are still in force and are not subject to any litigation, except as set forth under litigation in EXHIBIT 8.A.17. All the parties to the agreements listed in EXHIBIT 8.A.19.1 have complied in all material respects with their contractual obligations, the agreements are not voidable and, to the Sellers' Knowledge, there is no event likely to result in the termination or a substantial amendment to these agreements.

19.3 - Except as set forth in EXHIBIT 8.A.19.3., the agreements referred to in Articles 18 and 19 of this EXHIBIT 8.A, do not contain any clauses stipulating their early termination, any early payment, or any amendment to their essential contractual provisions in the event of a change in the control in the management or capital of the companies of the Ducros Group.

19.4 - Except as set forth in EXHIBIT 8.A.19.4, no agreement to which any member of the Ducros Group is a party violates or is registerable under any competition Laws, nor to the Sellers' Knowledge has any member of the Ducros Group received notice of any complaint or threat to make a complaint in relation to such laws.


ARTICLE 20 - RELATIONSHIP OF THE SELLERS WITH THE COMPANIES OF THE DUCROS GROUP

         Except as set forth in EXHIBIT 8.A.20., the companies of the Ducros
         Group:

         -        are neither creditors nor debtors of the Sellers;

         - do not use, free of charge or for a payment, any real property belonging to the Sellers;

         - have not granted the Sellers any special right over any of their assets; and

         - have not entered into any other written agreements with the Sellers.

ARTICLE 21 - TAXATION - SOCIAL SECURITY - CUSTOMS DUTIES

21.1 - The companies of the Ducros Group have always complied with the Tax Legislation.

21.2 - There are no outstanding Taxes due by the companies of the Ducros Group. Adequate reserves have been made in the 1999 Proforma Consolidated Balance Sheet for the Ducros Group in respect of all future Taxes pertaining to the period prior to December 31, 1999.

21.3 - The companies of the Ducros Group have filed all declarations and have complied with all the formalities required by the Tax Legislation in the forms required and within the time limits provided for by the Tax Legislation. They have provided the Tax Authorities, social security agencies and any complementary agencies with all the information necessary to determine the tax basis and the exact amount of Taxes they owe as a result of their activities.

21.4 - Except as set forth in EXHIBIT 8.A.21.4., the companies of the Ducros Group are not subject to any Tax audit in progress and have not received any notification of reassessment and, to the Sellers' Knowledge, have not been otherwise informed (in writing or verbally) by a Tax Authority, social security agency or by a additional agency of its intent to proceed with an investigation liable to result in a reassessment of any kind whatsoever.

21.5 - The companies of the Ducros Group benefit from the tax and social benefits or other subsidies or other government subsidies set forth in
         EXHIBIT 8.A.21.5.1. Except as set forth in EXHIBIT 8.A.21.5.2., the companies of the Ducros Group have complied with all the obligations attached to these tax and social benefits and subsidies or other government subsidies. The tax credits (including any "AVOIR FISCAL") have been used in accordance with the Tax Legislation. All tax credits, tax losses reported in the tax returns are valid and may be taken advantage of by the Ducros Group within the limits provided for in the Tax Legislation.

21.6 - Except for the registration duties ("DROITS D'ENREGISTREMENT") and the consequences of the termination of the "TAX INTEGRATION" with EBS, the sale of the Shares shall not result (i) in any additional Tax payable by the companies of the Ducros Group or (ii) the loss or questioning of a tax benefit or of a particular tax treatment.

21.7 - Except as set forth in EXHIBIT 8.A.21.7., the companies of the Ducros Group have paid all stamp duties, transfer taxes, contributions, costs legally or contractually owed by the Companies for transactions concerning the sale or contribution of securities or branch of activity to which they were parties.

21.8 - Except as set forth in EXHIBIT 8.A.21.8., the companies of the Ducros Group have not been granted any grace period, deferral or change in levy due in relation to Tax on such transactions completed prior to the Closing Date.

21.9 - The companies of the Ducros Group hold all the necessary documents justifying the information entered in the declarations and formalities set forth in Article 21.3 of this EXHIBIT 8.A., as well as the decisions they made pursuant to the Tax Legislation.

21.10 - Except as set forth in EXHIBIT 8.A.21.10., the companies of the Ducros Group have not, between January 1, 2000 up to and including the date of signature of this Agreement:

         (a) made, revoked, or changed any option relating to a Tax which might, directly or indirectly, have unfavorable consequences for the companies of the Ducros Group or the Buyer,

         (b) renounced any limitation on the taxable base or the recovery of any Tax owed if this might, directly or indirectly, have unfavorable consequences for the companies of the Ducros Group or the Buyer,

         (c) entered into or modified any agreement or settlement with any Tax Authority if this might, directly or indirectly, have unfavorable consequences for the companies of the Ducros Group or the Buyer.

ARTICLE 22 - LIABILITY RESULTING FROM PRODUCTS

Except as set forth in EXHIBIT 8.A.22.1., raw materials, packaging and finished products of the companies of the Ducros Group comply, in all material respects, with the regulations applicable to them and do not contain fully prohibited hazardous substances.

The Products manufactured by the companies of the Ducros Group are free from any hidden defects ("VICES CACHES"). No judicial or administrative actions alleging the existence of any hidden defects in any of the products manufactured by the companies of the Ducros Group is currently pending and, to the Sellers' Knowledge, there are no grounds for such actions to be initiated.

Except as set forth in EXHIBIT 8.A.22.2, there have been no significant returns of products supplied by the companies of the Ducros Group during the three (3) years preceding the date of signature of this Agreement and no claims in respect of personal injury or death arising from the use of Products so supplied during such period.

ARTICLE 23 - INTRODUCTION OF THE EURO / Y2K COMPLIANCE

The operations listed in EXHIBIT 8.A.23. have been undertaken and/or completed by the companies of the Ducros Group in order to anticipate the introduction of the Euro in France and in the other countries of the European Union that have adopted the Euro and the arrival of the Year 2000.

ARTICLE 24 - SITUATION SINCE JANUARY 1, 2000 INCLUSIVE

24.1 Since January 1, 2000, up to and including the Closing Date, and except as set forth in EXHIBIT 8.A.24., the Ducros Group has not carried out any operations outside the scope of its current management and in particular has not:

         a)       outside the ordinary course of business :

         o granted, or promised to grant increases in salaries, bonuses, or other compensation (differed or not), retirement insurance pensions or other benefits to any employee or company agent or proceeded with layoffs;

         o sold an asset necessary to their activities without replacing it or set up any Liens on Moveable Property or real property;

         o subscribed any indebtedness in amounts which would not be comparable to debts contracted in the past;

         b)       nor, in all cases:

         o adopted any profit-sharing plan or increased the contributions or the advantages provided for in such plans;

         o entered into, terminated or made any change to (i) any licensing agreement with respect to Intellectual Property or
                  (ii) any agreement or transaction involving a commitment on their part of an amount exceeding five million French Francs (5,000,000 FRF) in the aggregate or its exchange value on the date of signature of such contract or transaction in the currency of the country in which the company operates its activities, or (iii) any agreement or arrangement with any member of the Sellers' Group other than those already listed in Article 4 of the Agreement;

         o acquired the capital or a substantial percentage of the assets of another company;

         o        amended their by-laws except as set forth in EXHIBIT 8.A.24.;

         o paid any dividend or other distribution to their shareholders except Ducros Guadeloupe;

         o        interrupted or suffered an interruption in its activities;

         o made or suffered any material adverse change in the customer or supplier relations of the Ducros Group subject to usual negotiations with such customers or suppliers.

ARTICLE 25 - ACCURACY OF THE REPRESENTATIONS AND WARRANTIES AND EXHIBITS

The representations and warranties contained in this Agreement, as well as the information in EXHIBITs attached hereto are, as of the date of this Agreement, accurate, true and complete and will be so on the Closing Date subject to minor changes, notified to and accepted by the Buyer before Closing, it being specified that the Buyer shall not unreasonably refuse such minor changes. The copies of the agreements attached as exhibits to EXHIBIT 8.A. are true and complete.

The information, in particular the documents, facts, agreements, events, clearly brought to the Buyer's attention in this Agreement and/or its EXHIBITs and/or in the EXHIBITs of the representations and warranties of this EXHIBIT 8.A. shall discharge CFS from any liability under the representations and warranties. Notwithstanding the foregoing, the Sellers will not be discharged from their liabilities (if any) with respect to those matters listed in EXHIBIT 9.1.2.3 of the Agreement.

The information, namely documents, facts, agreements, events, clearly brought to the Buyer's attention in an Exhibit may be applicable to other Exhibits or Articles without requiring express cross references.

                                   EXHIBIT 8 B

                         REPRESENTATIONS AND WARRANTIES
                               OF THE SODIS GROUP

ARTICLE 1 - CAPACITY OF EBS

1.1 - EBS has requisite powers and authority to enter into this Agreement and the Related Agreements and to fulfill its respective obligations incumbent upon it, particularly to sell the Sodis Shares.

1.2 - Except as provided for at Article 10 of the Agreement, the signing of this Agreement and the Related Agreements by EBS and the closing of the transactions contemplated herein:

         a) are not subject to any prior authorization consultation or approval by the management boards of EBS and Sodis, the Workers Council of EBS or of Sodis, or administrative authorities other than those that have already been obtained and a copy of which was supplied to the Buyer pursuant to the provisions of Article 5.2 of this Agreement; and except with regards to approval by the Board of the Buyer as a new shareholder of Sodis which shall be obtained before the Closing Date, no other corporate action on the part of the Sellers is necessary to authorise this Agreement or the Closing of the transactions contemplated herein;

         b) will not violate any of the clauses of the by-laws of EBS or Sodis;

         c) are not contrary to the provisions of any judicial or administrative decision.

ARTICLE 2 - INCORPORATION OF THE COMPANIES OF THE SODIS GROUP

2.1 - The companies of the Sodis Group were duly incorporated and are duly registered with the registry of commerce and companies. The secondary establishments of the companies of the Sodis Group have also been duly registered with the registry of commerce and companies.


2.2 - The by-laws of the companies of the Sodis Group have been filed at the registry of commerce and companies and are complete, exact and up to date.


2.3 - The companies of the Sodis Group are not subject to any proceedings initiated on the basis of the prevention and amicable settlement of corporate financial difficulties or any insolvency proceedings or legal liquidation, and there are no grounds for these companies to be subject to such proceedings. Each company of the Sodis Group is solvent and able to pay its debts as they fall due.

         The shareholders of the companies of the Sodis Group have not decided to liquidate them, and the companies are not subject to any legal decision ordering such liquidation.

2.4 -    Except as set forth in EXHIBIT 8.B.2.4., the corporate bodies
         ("ORGANES SOCIAUX") of the companies of the Sodis Group were set up and operate in accordance with the Laws applicable to them. The registers, books and documents of these companies are held in accordance with provisions of the Law and truly and accurately reflect the corporate decisions made by these companies.


ARTICLE 3 -  AUTHORIZATIONS AND OTHER PERMITS

3.1 - The companies of the Sodis Group have all the Authorizations necessary to carry out their Activities as these are currently carried out. These Authorizations are in full force.

3.2 - To the Sellers' Knowledge, there are no facts or events likely to result in the withdrawal, suspension or questioning of said Authorizations. The companies of the Sodis Group carry out their activities in accordance with these Authorizations and all applicable Laws.

ARTICLE 4 - CAPITAL STOCK

4.1 - For each of the companies of the Sodis Group, EXHIBIT 8.B.4.1 identifies, as of the date of this Agreement (i) the jurisdiction and date of incorporation, (ii) the names of its directors or managers and the date that their position is to be renewed, (iii) the share capital,
         (iv) the number of shares, and (v) the names of all the shareholders as well as the number and percentages of shares they own.

4.2 - The shares and equity interests ("PARTS SOCIALES") that make up all the capital of the companies of the Sodis Group are the only transferable securities issued by the companies of the Sodis Group. The companies of the Sodis Group have not issued or promised to issue any other securities of any type whatsoever, including but not limited to investment certificates ("CERTIFICAT D'INVESTISSEMENT") and preferred shares without voting rights ("ACTIONS PRIORITAIRES SANS DROIT DE VOTE") or bonds ("OBLIGATIONS").

         The companies of the Sodis Group have made no commitment concerning (i) a capital increase, particularly through the issue of options or convertible or exchangeable securities or (ii) other rights to acquire or to offer shares, equity interests securities, bonds, Liens or other rights over the share capital of any of the companies of the Sodis Group.

         From the Closing Date, the Buyer shall exercise all the rights attached to the Sodis Shares, particularly the right to vote and the right to receive all dividends.

4.3 - The shares and equity interests making up the capital of the companies of the Sodis Group are validly issued and fully paid-up; these shares and equity interests are freely transferable and there are no other restrictions to their transferability other than those set forth in this Agreement and those resulting from the Law or their by-laws.

4.4 - The shares and equity interests of the companies of the Sodis Group are free from any Liens.


ARTICLE 5 - EQUITY INTERESTS

5.1 - Except for their equity interests within the Sodis Group, the companies of the Sodis Group do not, directly or indirectly, hold any equity interest of any amount or kind whatsoever in any company or legal entity, nor has any company of the Sodis Group any liability arising out of any equity interest in any company or legal entity which it no longer holds.

5.2 - The companies of the Sodis Group do not exercise any duties as legal representatives of a company ("MANDATAIRES SOCIAUX") in another company and are not likely to be qualified as a de facto manager of another company or legal entity.

5.3 The companies of the Sodis Group are not party to any shareholders' agreement or to any other agreement that deals with the management of a company of the Sodis Group by a company which is not in the Sodis Group or which aims to split all or part of the profits with a third party, and they have not promised to enter into any such agreements.

ARTICLE 6 - FINANCIAL STATEMENTS

6.2      The 1999 Consolidated Accounts of the Sodis Group, which is attached in
         EXHIBIT 1(f) of the Agreement, complies with the Laws and was prepared in accordance with French GAAP. The 1999 Consolidated Accounts of the Sodis Group are true and accurate and fairly present the financial position, the income statement and the assets and liabilities of the companies of the Sodis Group as of December 31, 1999, and show all liabilities and off-balance sheet items.

6.2 The companies of the Sodis Group have no off-balance sheet commitments nor any litigation at 31 December 1999, other than those mentioned in the 1999 Consolidated Accounts of the Sodis Group.

6.3 The companies of the Sodis Group have not issued or promised to issue any guarantees, securities or letters of comfort to guarantee performance of third party obligations nor do they have any unusual liabilities or other liabilities not arising in the ordinary cause of business which are not recorded in the 1999 Consolidated Accounts of the Sodis Group.

6.6 The books and records of the Sodis Group properly reflect all transactions of the Sodis Group in accordance with GAAP.

6.7 The Projected EBIT was prepared on the basis of future sales and objectives for revenues and profits for the Ducros Group and for the Sodis Group, which the Sellers estimated, at the time the amounts were established and taking into account their experience, could reasonably be achieved by the two groups subject to risks and uncertainties which could affect them and which originate from outside factors, including but not limited to, action taken by competitors, relationships with clients, fluctuations in costs, availability of the chain of suppliers, foreign economic conditions and fluctuations in the exchange rates.

         It is expressly agreed that this representation is not a guaranty by the Sellers that the objectives and results in the projected EBIT will be achieved.

ARTICLE 7 - PERSONNEL OF THE COMPANIES OF THE SODIS GROUP

7.1 The lists of the employees of the companies of the Sodis Group as at May 31, 2000, are attached as EXHIBIT 8.B.7.1.1. These lists set forth the employer, name, title, nature of the term (either fixed or indefinite) of their contract, their age, seniority, category and classification, as necessary, as well as their remuneration, including bonuses and benefits in-kind. They have not been significantly modified since they were prepared.

         The lists of employees on sabbatical leave, parental leave or on long-term sick leave as at May 31, 2000, are attached as EXHIBIT 8.B.7.1.2.

         None of the employment contracts of the companies of the Sodis Group provide for a notice period or payment of compensation in excess of that provided for by applicable Laws or the collective bargaining agreement.

7.3 The list of Key Employees and legal representatives of the companies of Sodis Group is attached as EXHIBIT 8.B.7.2.1.

         To the Sellers' knowledge, none of the Key Employees has resigned or threatened to resign. Mr. Herve Raoult has a verbal employment contract with the company Paris Sud Distribution.

         Except as set forth in EXHIBIT 8.B.7.2.3., the legal representatives of the companies of the Sodis Group do not have any employment contracts or service contracts granted to them by the companies of the Sodis Group.

7.3 - The employment contracts have been executed by the companies of the Sodis Group, taking into account the positions occupied by the employees in accordance with their contractual provisions, the collective bargaining agreements ("CONVENTIONS COLLECTIVES") and Laws, particularly those related to wages, working hours, and to health and safety conditions, and the companies of the Sodis Group are up to date with their obligations as employers.

7.4 - EXHIBIT 8.B.7.4. sets forth the titles of the collective bargaining agreements applicable to the companies of the Sodis Group.

7.5 - The companies of the Sodis Group are not subject to any legal decision or settlement agreement providing for the rehiring of a former employee.

7.6 - EXHIBIT 8.B.7.6. lists or contains copies of the investigations, notices received from or reports prepared by Labor Inspectors and received by the companies of the Sodis Group during the last three (3) years as well as copies of the responses given by the companies of the Sodis Group.

7.7 - The companies of the Sodis Group have not experienced any strikes or other industrial action during the last two (2) years. To the Sellers' Knowledge, there are not any serious threats of strikes or other industrial action.

7.8 - A copy of the agreements related to working hours signed by the companies of the Sodis Group is attached as EXHIBIT 8.B.7.8.

7.9 - EXHIBIT 8.B.7.9. sets forth the labor law proceedings (administrative or judicial) currently pending to which the companies of the Sodis Group are party. To the Sellers' Knowledge, there are no serious threats that such proceedings which would justify recording a provision in the accounts of the companies of the Sodis Group, are initiated against the companies of the Sodis Group.

7.11. Save as disclosed in EXHIBIT 8.B.7.10, no company of the Sodis Group makes or is required to make contributions to any pension, profit sharing or other retirement plan, employee share ownership plan, bonus or other incentive plan, contractual severance plan, health, death or group insurance plan or similar plan agreement program or undertaking ("PLAN"). The companies of the Sodis Group have made all required contributions under their respective Plans and paid all premium amounts payable for all periods through and including the Closing Date, and when required by French GAAP, adequate provisions have been made in the 1999 Consolidated Accounts of the Sodis Group.

ARTICLE 8 - FIXED ASSETS

8.1 - Attached as EXHIBIT 8.B.8.1. is the list of the real property owned by the companies of the Sodis Group.

8.2 - The list of real property leased by the companies of the Sodis Group is attached as EXHIBIT 8.B.8.2.. Except as set forth in EXHIBIT 8.B.8.4, no other leases or temporary leases ("convention d'occupation precaire") have been signed by the companies of the Sodis Group.

         The companies of the Sodis Group have not executed any financial leases ("CREDIT-BAIL") concerning real property.

         These leases, temporary leases and financial leases are in force and are not subject to any disputes or claims except as disclosed in
         Article 14 of EXHIBIT 8.B. They do not contain any onerous provisions.

         The companies of the Sodis Group have complied with the contractual clauses of leases, temporary leases and financial leases and the companies of the Sodis Group are up to date with respect to payment of rents and occupation indemnities.

         The companies of the Sodis Group have not received any notice ("CONGE") or notice of termination of these agreements, and these agreements do not provide any termination clause or right of variation in the event of a change in control in the capital or management of the companies of the Sodis Group.

8.3 - The buildings conform in all material respects, to the Laws and in particular, the zoning and building ordinances and safety, hygiene and labor rules applicable to them. The buildings are in a normal state of repair and maintenance, taking into account their age and the quality of materials generally used locally, and their current condition does not require any major structural or other repair.


8.4 -    The buildings are used exclusively by the companies of the Sodis
         Group for the needs of their usual activities and make up all of the buildings necessary for these activities, subject to subcontracting activities. The buildings are suitable for the purposes for which they are currently being used.

         Except as set forth in EXHIBIT 8.B.8.4., the companies of the Sodis Group have not granted any third party any rental agreements for the buildings that belong to them or any sublease agreement for those which they are leasing.

8.5 - Except as set forth in EXHIBIT 8.B.8.5., the companies of the Sodis Group have not received any notification of any administrative or court decision that might restrict or modify the use of the buildings by the companies of the Sodis Group.

ARTICLE 9 - MOVEABLE PROPERTY OTHER THAN INVENTORIES

9.1 - Attached as EXHIBIT 8.B.9.1, is a list of the Moveable Property, as at May 31, 2000, used by the companies of the Sodis Group. This Moveable Property makes up all the Moveable Property necessary for the normal course of the business of the companies of the Sodis Group. There have been no material changes to the lists of Moveable Property since this date.

9.2 - The companies listed above have full ownership of all the Moveable Property, except those used under a financial lease ("CREDIT-BAIL") or a lease agreement. The list of the lease or financial lease agreements is attached as EXHIBIT 8.B.9.2.

9.3 - The Moveable Property is not subject to any Liens or any third-party action to claim title.

9.4 - The Moveable Property is in a normal state of maintenance and repair and operating conditions, subject to ordinary wear. It is fit for the purposes for which it was intended and all the legal and regulatory provisions applicable to it have been complied with.

9.5 - The lease and financial lease agreements pertaining to Moveable Property are in force and are not subject to any disputes or claims except as set forth in Article 14 of EXHIBIT 8.B. The companies of the Sodis Group have complied, in all material respects, with the contractual clauses of these agreements and they are up to date with all payments.

         The companies of the Sodis Group have not received any notification of termination of these agreements, and these agreements do not provide for any clause for termination or right of variation in the event of any change in the control in the capital or management of the companies of the Sodis Group.

ARTICLE 10 - RECEIVABLES - RESERVES

Reserves for receivables appearing in the 1999 Consolidated Accounts of the Sodis Group have been made in accordance with GAAP. To the Sellers' Knowledge, no receivable is subject to a counterclaim. All receivables are valid and enforceable and, not being the object of a set-off except in the ordinary course of business, have realised their nominal amount subject only to any provisions for bad debts appearing in the 1999 Consolidated Accounts of the Sodis Group.

ARTICLE 11 - BANK ACCOUNTS

Attached as EXHIBIT 8.B.11. are:

         a) the list of bank accounts opened by the companies of the Sodis Group and,

         b) the list of individuals holding powers of attorney for said accounts together with a summary statement of the terms thereof.

ARTICLE 12 - INSURANCE

12.1 - A list of all insurance policies subscribed by the companies of the Sodis Group or by EBS under its group policies is attached as EXHIBIT 8.B.12.1.

12.2 - These insurance policies cover the risks that may affect the assets of the companies of the Sodis Group sufficiently and under normal conditions, in accordance with good commercial practice. Each company in the Sodis Group is adequately covered against accident, third party, public liability, product liability and other risks generally covered by insurance.

12.3 - Attached as EXHIBIT 8.B.12.3. is a list of insurance claims in excess of 250,000 FRF (two hundred and fifty thousand French Francs) within the last two (2) fiscal years, and the amount of indemnities paid by the insurance companies in relation to said claims.

12.4 - All insurance policy premiums as listed in EXHIBIT 8.B.12.1 have been paid by the companies of the Sodis Group and all obligations set forth in the clauses of these policies have been fulfilled in all material respects.

12.5 - The companies of the Sodis Group have not been informed by the insurance companies of their intention to increase substantially the amount of said premiums, to terminate the policies or not to renew them and nothing has been done or omitted which would make any policy of insurance void or voidable or enable the insurers to void the same.


ARTICLE 13 - ENVIRONMENT

13.1 - The companies of the Sodis Group have complied in all material respects with the applicable environmental Laws concerning classified installations, pollution, contamination or protection of the environment, the storage, labelling, handling, release, treatment, manufacture, processing, deposit, transportation or disposal of substances which may have a harmful effect on the environment or the health of man or on any living organism.

         Except for fibro-cement sheets present in certain buildings that contain a percentage of asbestos, (it being specified that this percentage of asbestos complies with all applicable regulations in force on the date of this Agreement), the buildings leased by the companies of the Sodis Group, do not contain any asbestos.

13.2 - The companies of the Sodis Group are not legally required to perform work or have work performed or to make capital expenditures in order to comply with any environmental Laws relating to classified installations, pollution, contamination or protection of the environment, the storage, labelling, handling, release, treatment, manufacture, processing, deposit, transportation or disposal of substances which may have a harmful effect on the environment or the health of man or on any living organism which would be in an annual amount higher than 250,000 FRF (two hundred and fifty thousand French Francs) in aggregate for the Sodis Group.

13.3 - No current or former employees have made claims against the companies of the Sodis Group on the basis of exposure to toxic substances as aforesaid in the performance of their duties with the Companies, and, to the Sellers' Knowledge, no current or former employee of the companies of the Sodis Group is undergoing medical treatment due to exposure to any such substances during the performance of their duties with the companies of the Sodis Group.

13.4 In the last five (5) years no discharge, release, leaching, emission or escape into the environment of any such substance has occurred or is occurring in the conduct of the current or any former businesses of any of the companies of the Sodis Group or for which any of them may otherwise be held liable.

ARTICLE 14 - LITIGATION

14.1 -   Except as set forth in EXHIBIT 8.B.14.1., the companies of the Sodis
         Group:

         (a) are not parties to any judicial, administrative or arbitration actions or criminal proceedings currently pending;

         (b) to Sellers' Knowledge, there are no facts likely to be the cause of such action.

14.2 - Except as set forth in EXHIBIT 8.B.14.3., there are no legal actions currently pending or any facts likely to give rise to such actions, that might result in the companies of the Sodis Group or any of the Key Employees in his capacity as an employee, being sentenced to criminal penalties.

14.3 - The litigation in which the companies of the Sodis Group are involved have been duly reserved in the 1999 Consolidated Accounts of the Sodis Group in accordance with French GAAP.

14.4 - The companies of the Sodis Group are not subject to any judgements or orders not yet enforced and that might have a significant negative impact on their financial condition.

14.5 - Except as set forth in EXHIBIT 8.B.14.5, the companies of the Sodis Group are not the subject of any official investigation or enquiry by any administrative authority nor have they been informed that any such investigation or enquiry may take place.

ARTICLE 15 - CONTRACTS

15.1 - Attached as EXHIBIT 8.B.15.1. lists and also contains true and complete copies or extracts of the contracts entered into with Ducros which have not already been listed in other EXHIBITs.

15.2 The agreements attached as EXHIBIT 8.B.15.1 were entered into by the companies of the Sodis Group in the ordinary course of business are still in force and are not subject to any litigation between the parties. The parties to these agreements have complied in all material respects with their contractual obligations, the agreements are not voidable and, to the Sellers' Knowledge, there is no event likely to result in the termination or a substantial amendment to these agreements.

15.3 - The agreements referred to in this Article 19 do not contain any clauses stipulating their early termination, any early payment, or any amendment to their essential contractual provisions in the event of a change in the control in the management or capital of the companies of the Sodis Group.

15.4 - No agreement to which any member of the Sodis Group is a party violates or is registerable under any competition Laws, nor to the Sellers' Knowledge has any member of the Sodis Group received notice of any complaint or threat to make a complaint in relation to such laws.

ARTICLE 16 - RELATIONSHIP OF THE SELLERS WITH THE COMPANIES OF THE SODIS GROUP

Except as set forth in EXHIBIT 8.B.16., the companies of the Sodis Group:

o        are neither creditors nor debtors of the Sellers;

o do not use, free of charge or for a payment, any real property belonging to the Sellers;

o have not granted the Sellers any special right over any of their assets; and

o        have not entered into any other written agreements with the Sellers.

ARTICLE 17 - TAXATION - SOCIAL SECURITY - CUSTOMS DUTIES

17.1 - The companies of the Sodis Group have always complied with the Tax Legislation.

17.2 - There are no outstanding Taxes due by the companies of the Sodis Group. Adequate reserves have been made in the 1999 Consolidated Accounts for the Sodis Group in respect of all future Taxes pertaining to the period prior to December 31, 1999.

17.3 - The companies of the Sodis Group have filed all declarations and have complied with all the formalities required by the Tax Legislation in the forms required and within the time limits provided for by the Tax Legislation. They have provided the Tax Authorities, social security agencies and any complementary agencies with all the information necessary to determine the tax basis and the exact amount of Taxes they owe as a result of their activities.

17.4 - Except as set forth in EXHIBIT 8.B.17.4., the companies of the Sodis Group are not subject to any Tax audit in progress and have not received any notification of reassessment and, to the Sellers' Knowledge, have not been otherwise informed (in writing or verbally) by a Tax Authority, social security agency or by an additional agency of its intent to proceed with an investigation liable to result in a reassessment of any kind whatsoever, nor are there any matters which may give rise to any such investigation or reassessment.

17.5 - The companies of the Sodis Group benefit from the tax and social benefits or other subsidies or other government subsidies set forth in
         EXHIBIT 8.B.17.5.1. Except as set forth in EXHIBIT 8.B.17.5.2., the companies of the Sodis Group have complied with all the obligations attached to these tax and social benefits and subsidies or other government subsidies. The tax credits (including any "AVOIR FISCAL") have been used in accordance with the Tax Legislation. All tax credits, tax losses reported in the tax returns are valid and may be taken advantage of by the Sodis Group within the limits provided for in the Tax Legislation.

17.6 - Except for the registration duties ("DROITS D'ENREGISTREMENT") and the consequences of the termination of the "TAX INTEGRATION" with EBS, the sale of the Shares shall not result (i) in any additional Tax payable by the companies of the Sodis Group or (ii) the loss or questioning of a tax benefit or of a particular tax treatment.

17.7 - Except as set forth in EXHIBIT 8.B.17.7., the companies of the Sodis Group have paid all stamp duties, transfer taxes, contributions, costs legally or contractually owed by the Companies for transactions to which they were parties such as a sale or contribution of securities or branch of activity.

17.8 - Except as set forth in EXHIBIT 8.B.17.8., the companies of the Sodis Group have not been granted any grace period, deferral or change in levy due in relation to Tax on such transactions completed prior to the Closing Date.

17.9 - The companies of the Sodis Group hold all the necessary documents justifying the information entered in the declarations and formalities set forth in Article 17.3 of this EXHIBIT 8.B., as well as the decisions they made pursuant to the Tax Legislation.

17.10 - Except as set forth in EXHIBIT 8.B.17.10., the companies of the Sodis Group have not, between January 1, 2000 up to and including the date of signature of this Agreement:

         (d) made, revoked, or changed any option relating to a Tax which might, directly or indirectly, have unfavorable consequences for the companies of the Sodis Group or the Buyer,

         (e) renounced any limitation on the taxable base or the recovery of any Tax owed if this might, directly or indirectly, have unfavorable consequences for the companies of the Sodis Group or the Buyer,

         (f) entered into or modified any agreement or settlement with any Tax Authority if this might, directly or indirectly, have unfavorable consequences for the companies of the Sodis Group or the Buyer.

ARTICLE 18 - INTRODUCTION OF THE EURO / Y2K COMPLIANCE

The operations listed in EXHIBIT 8.B.18. have been undertaken and/or completed by the companies of the Sodis Group in order to anticipate the introduction of the Euro in France and in the other countries of the European Union that have adopted the Euro and the arrival of the Year 2000.

ARTICLE 19 - SITUATION SINCE JANUARY 1, 2000 INCLUSIVE

19.1 Since January 1, 2000, up to and including the Closing Date, and except as set forth in EXHIBIT 8.B.19., the Sodis Group has not carried out any operations outside the scope of its current management and in particular has not:

         c) outside the ordinary course of business :

         o granted, or promised to grant increases in salaries, bonuses, or other compensation (differed or not), pensions or other benefits to any employee or company agent or proceeded with layoffs;

         o sold an asset necessary to their activities without replacing it or set up any Liens on Moveable Property or real property;

         o subscribed any indebtedness in amounts which would not be comparable to debts contracted in the past;

         d) nor, in all cases:

         o adopted any profit-sharing plan or increased the contributions or the advantages provided for in such plans;

         o entered into, terminated or made any change to (i) any agreement or transaction involving a commitment on their part in an amount exceeding five million French Francs (5,000,000
                  FRF) in the aggregate, or (ii) any agreement or arrangement with any member of the Sellers other than those already listed in Article 4 of the Agreement;

         o acquired the capital or a substantial percentage of the assets of another company;

         o        amended their by-laws except as set forth in EXHIBIT 8.B.2.4.;

         o        paid any dividend or other distribution to their shareholders;

         o        interrupted or suffered an interruption in its activities;

         o made or suffered any material adverse change in its customer or supplier relations subject to usual negotiations with such customers or suppliers.

ARTICLE 20 - ACCURACY OF THE REPRESENTATIONS AND WARRANTIES AND EXHIBITS

The representations and warranties contained in this Agreement, as well as the information in EXHIBITs attached hereto are, as of the date of this Agreement, accurate, true and complete and will be so in all material aspects on the Closing Date subject to minor changes, notified to and accepted by the Buyer before Closing, it being specified that the Buyer shall not unreasonably refuse such minor changes. The copies of the agreements attached as EXHIBITs to this Agreement are true and complete.

The information, in particular the documents, facts, agreements, events, clearly brought to the Buyer's attention in this Agreement and/or its EXHIBITs or in the EXHIBITs of the Representations and Warranties given in EXHIBIT 8.B. shall to such extent discharge EBS from any liability under the present representations and warranties. Notwithstanding the foregoing, the Sellers will not be discharged from their liabilities (if any) with respect to those matters listed in EXHIBIT 9.1.2.3 of the Agreement.

The information, namely documents, facts, agreements, events, clearly brought to the Buyer's attention in an EXHIBIT may be applicable to other EXHIBITs or Articles without requiring express cross references.